AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 1, 2001

                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------
                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                           3841                        51-0317849
(State or other jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer Identification
incorporation or organization)     Classification Code Number)              Number)

                                   -----------

                             311-C ENTERPRISE DRIVE
                          PLAINSBORO, NEW JERSEY 08536
                                 (609) 275-0500
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   -----------

                              JOHN B. HENNEMAN, III
                   CHIEF ADMINISTRATIVE OFFICER AND SECRETARY
                             311-C ENTERPRISE DRIVE
                          PLAINSBORO, NEW JERSEY 08536
                                 (609) 275-0500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   -----------

                                   COPIES TO:

                             PETER M. LABONSKI, ESQ.
                                LATHAM & WATKINS
                          885 THIRD AVENUE, SUITE 1000
                               NEW YORK, NY 10022
                                 (212) 906-1200
                                   -----------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS DETERMINED BY MARKET CONDITIONS.

         IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

         IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

         IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ] ____

         IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ] ____

         IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                                   -----------

                         CALCULATION OF REGISTRATION FEE
======================================= =================== ===================
                                         PROPOSED MAXIMUM
                                            AGGREGATE           AMOUNT OF
   TITLE OF SHARES TO BE REGISTERED     OFFERING PRICE (1)   REGISTRATION FEE
--------------------------------------- ------------------- -------------------
Debt Securities.....................            $                   $
Preferred Stock, $0.01 par value....            $                   $
Debt Securities, Preferred Stock and
Common Stock issuable upon conversion
of any Convertible Debt Securities or
Preferred Stock.....................            $                   $
Common Stock, $0.01 par value.......            $                   $
Total                                      $75,000,000          $18,750(2)
======================================= =================== ===================
(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"). There are being registered an indeterminate number of Debt Securities, Preferred Stock and Common Stock of Integra LifeSciences Holdings Corporation.

(2)  Registration fee was paid on February 14, 2001.

                                   ----------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                   SUBJECT TO COMPLETION. DATED JUNE 1, 2001.
--------------------------------------------------------------------------------

                                   PROSPECTUS
                                 [INTEGRA LOGO]

                                   -----------

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION



                                  COMMON STOCK
                                 PREFERRED STOCK
                                 DEBT SECURITIES


                                   -----------

     Integra LifeSciences Holdings Corporation may periodically sell common stock, preferred stock and debt securities to the public. We will provide specific terms of such securities in supplements to this prospectus. You should read this prospectus and each applicable supplement carefully before you invest.

     The aggregate initial offering price of all of the securities that may be sold pursuant to this prospectus will not exceed U.S. $75,000,000, or its equivalent based on the applicable exchange rate at the time of issue in one or more foreign currencies or currency units as shall be designated by Integra.

     Our common stock is listed on the Nasdaq National Market under the symbol "IART." On May 31, 2001, the reported last sale price of the common stock was $19.000 per share.

     INVESTING IN OUR SECURITIES INVOLVES CERTAIN SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

                                   ----------

                  THE DATE OF THIS PROSPECTUS IS       , 2001.



The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. The preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or the accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus and accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus and the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstance in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or the accompanying prospectus supplement shall, under any circumstances, create any implication that there has been no change in the affairs of Integra since the date of the prospectus supplement accompanying this prospectus or that the information contained or incorporated by reference in this prospectus or accompanying prospectus supplement is correct as of any time subsequent to the date of such information.



                                      (iii)

                                TABLE OF CONTENTS
                                                                       PAGE
                                                                       ----
About This Prospectus................................................... v
Prospectus Summary...................................................... 1
Integra................................................................. 1
Summary Consolidated Historical Financial Data.......................... 2
Risk Factors............................................................ 4
Special Note Regarding Forward-Looking Statements...................... 15
Ratio of Earnings to Fixed Charges and Ratio of
 Earnings to Combined Fixed Charges and Preferred Stock Dividends ..... 16
Use of Proceeds........................................................ 17
Price Range of Common Stock and Dividends.............................. 17
Capitalization......................................................... 18
Selected Consolidated Financial Data................................... 19
Management's Discussion and Analysis of Financial Condition
 And Results of Operations............................................. 21
Business............................................................... 35
Management............................................................. 50
Principal Stockholders................................................. 53
Certain Transactions................................................... 55
Description of Debt Securities......................................... 56
Description of Capital Stock........................................... 67
Plan of Distribution................................................... 70
Legal Matters.......................................................... 71
Experts................................................................ 71
Where to Find Additional Information................................... 71



                                      (iv)

                              ABOUT THIS PROSPECTUS

     This document is called a prospectus and is part of a registration statement that we filed with the SEC using a "shelf" registration or continuous offering process. Under this shelf process, we may from time to time sell any combination of the common stock, the preferred stock and the debt securities described in this prospectus in one or more offerings which will aggregate up to a total dollar amount of $75,000,000 including an over-allotment option with regard to certain securities, as may be determined in an applicable future prospectus supplement.

     This prospectus provides you with a general description of the common stock, the preferred stock, and the debt securities we may offer. Each time we sell such securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices mentioned under the heading "Where You Can Find More Information."

     You should rely only on the information incorporated by reference or provided in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer or soliciting a purchase of these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus or the accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

     The prospectus incorporates business and financial information about us that is not included or delivered with this document. YOU MAY REQUEST AND OBTAIN THIS INFORMATION FREE OF CHARGE BY WRITING OR TELEPHONING US AT THE FOLLOWING
ADDRESS:  311-C  ENTERPRISE  DRIVE,  PLAINSBORO,  NEW JERSEY  08536,  ATTENTION:
DIRECTOR OF FINANCE, TELEPHONE (609) 275-0500.

     BioMend(R), Camino(R), Clinical Neuro Systems(TM), CollaCote(R), CollaPlug(R), CollaStat(TM), CollaTape(R), Dissectron(R), DuraGen(R), Helistat(R), Helitene(R), Heyer-Schulte(R), INTEGRA(R) Dermal Regeneration Template, LICOX(R), Neuro Navigational(R), Novus(R), LPV(R), Ommaya(R), Pudenz(TM), Redmond(TM), Ruggles(TM), Selector(R), Spetzler(R), Sundt(TM), Ventrix(R), and VitaCuff(R)are some of the trademarks of Integra and its subsidiaries. All other brand names, trademarks and service marks appearing in this prospectus are the property of their respective holders.


                                      (v)

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION ABOUT INTEGRA AND THE SECURITIES OFFERED BY THIS PROSPECTUS. IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND OUR FINANCIAL STATEMENTS AND NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER, AMONG OTHER FACTORS, THE MATTERS SET FORTH IN "RISK FACTORS." THE TERMS "WE," "OUR," "US" AND "INTEGRA" REFER TO INTEGRA LIFESCIENCES HOLDINGS CORPORATION AND ITS SUBSIDIARIES UNLESS THE CONTEXT SUGGESTS OTHERWISE. WHEN WE USE THE TERM INTEGRA PARENT COMPANY IN THIS PROSPECTUS, WE ARE REFERRING ONLY TO THE PARENT HOLDING COMPANY ENTITY, INTEGRA LIFESCIENCES HOLDINGS CORPORATION.

                                     INTEGRA

     We develop, manufacture and market medical devices, implants and biomaterials. Our operations consist of (1) Integra NeuroSciences, which is a leading provider of implants, devices, and monitors used in neurosurgery, neurotrauma, and related critical care and (2) Integra LifeSciences, which develops and manufactures a variety of medical products and devices, including products based on our proprietary tissue regeneration technology which are used to treat soft tissue and orthopedic conditions. Integra NeuroSciences sells primarily through a direct sales organization and Integra LifeSciences sells primarily through strategic alliances and distributors.

     Integra was founded in 1989 and over the next decade built a product portfolio based on resorbable collagen and a product development platform based on technologies directed toward tissue regeneration. During 1999 and 2000, we expanded into the neurosurgical market, an attractive niche, through acquisitions and introductions of new products. Our 2000 revenues increased to $71.6 million as compared to $42.9 million in 1999, and our revenues for the first three months of 2001 were $21.7 million compared to $14.5 million for the first three months of 2000.

     Our goal is to become a leader in the development, manufacture and marketing of medical devices, implants and biomaterials in the markets in which we compete. Our products are principally used in the diagnosis and treatment of neurosurgical, soft-tissue and orthopedic conditions and we intend to expand our presence in those markets. Key elements of our strategy include the following:

     o Expand our presence in neurosurgery and closely related surgical specialties;

     o    Continue to develop new and innovative medical products; and

     o Continue to form strategic alliances for Integra LifeSciences products and technologies.

                                   -----------

     Integra was formed as a Delaware corporation in June 1989. Our executive offices are located at 311-C Enterprise Drive, Plainsboro, New Jersey 08536. Our telephone number is (609) 275-0500. Our World Wide Web site address is http://www.integra-LS.com. The information on our web site is not part of this prospectus.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         SUMMARY CONSOLIDATED HISTORICAL
                                 FINANCIAL DATA




                                                       (UNAUDITED)
                                              -----------------------------
                                                   THREE MONTHS ENDED
                                                        MARCH 31,                     YEARS ENDED DECEMBER 31,
                                              ----------------------------      ------------------------------------
                                                  2001            2000           2000            1999           1998
                                                  ----            ----           ----            ----           ----
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)

Statement of Operations Data (1):
Product sales.........................            $20,284        $13,332         $64,987        $40,047         $14,182
Other revenue.........................              1,400          1,199           6,662          2,829           3,379

  Total revenue.......................             21,684         14,531          71,649         42,876          17,561

Cost of product sales.................              8,594          6,687          29,511         22,678           7,580
Research and development..............              2,073          1,890           7,524          8,893           8,424
Selling and marketing.................              4,751          2,949          15,371          9,487           5,901
General and administrative (2)........              3,204          3,747          28,483         13,324           9,787
Amortization..........................                680            480           2,481            874              49
  Total costs and expenses............             19,302         15,753          83,370         55,256          31,741

Operating income (loss)...............              2,382         (1,222)        (11,721)       (12,380)        (14,180)
Interest income (expense), net........                (78)            11            (473)           294           1,250
Gain on disposition of product line...                 --            115           1,146          4,161              --
Other income (expense) net............                (62)           123             201            141             588

Income (loss) before income taxes.....              2,242           (973)        (10,847)        (7,784)        (12,342)
Income tax expense (benefit) (3)......                246             62             108         (1,818)             --
Income (loss) before cumulative
  effect of accounting change.........              1,996         (1,035)        (10,955)        (5,966)        (12,342)

Cumulative effect of change in
  accounting for nonrefundable fees
  received under research, license
  and distribution arrangements (4)...                 --           (470)           (470)            --              --

Net income (loss).....................            $ 1,996        $(1,505)       $(11,425)       $(5,966)       $(12,342)

Diluted net income (loss) per share...              $0.07         $(0.35)         $(0.97)        $(0.40)         $(0.77)
Weighted average common shares
  outstanding.........................             21,849         17,224          17,553         16,802          16,139



                                                                            (UNAUDITED)       DECEMBER 31,
                                                                           MARCH 31, 2001         2000
                                                                         ------------------- ----------------
                                                                                   (IN THOUSANDS)
Balance Sheet Data (1):
Cash, cash equivalents and short-term investments......................       $19,374             $15,138
Working capital........................................................        27,992              25,177
Total assets...........................................................        91,079              86,514
Long-term debt.........................................................         3,121               4,758
Accumulated deficit....................................................      (103,733)           (105,729)
Total stockholders' equity.............................................        56,874              53,781
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

-----------

(1) As the result of our acquisitions of Rystan Company, Inc. ("Rystan") in September 1998 and the NeuroCare Group of companies ("NeuroCare") in March 1999, the acquisition of Clinical Neuro Systems and product lines from NMT Medical, Inc. in 2000, the consolidated financial results and balance sheet data for certain of the periods presented above may not be directly comparable.

(2) General and administrative expense in 2000 included a $13.5 million stock-based compensation charge in connection with the extension of the employment of the Company's President and Chief Executive Officer.

(3) The 1999 income tax benefit includes a non-cash benefit of $1.8 million resulting from the reduction of the deferred tax liability recorded in the NeuroCare acquisition to the extent that consolidated deferred tax assets were generated subsequent to the acquisition. The 2000 income tax expense and 1999 income tax benefit include $0.5 million and $0.6 million, respectively, of benefits associated with the sale of New Jersey state net operating losses.

(4) As the result of the adoption of SEC Staff Accounting Bulletin No. 101 Revenue Recognition ("SAB 101"), we recorded a $470,000 cumulative effect of an accounting change to defer a portion of a nonrefundable, up-front fee received and recorded in other revenue in 1998. The cumulative effect of this accounting change was measured as of January 1, 2000. As a result of this accounting change, other revenue in 2000 includes $112,000 of amortization of the amount deferred as of January 1, 2000.
--------------------------------------------------------------------------------

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE MAKING AN INVESTMENT DECISION. THE TRADING PRICE OF OUR COMMON STOCK, PREFERRED STOCK OR DEBT SECURITIES COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU COULD LOSE ALL OR A PART OF YOUR INVESTMENT.

WE MAY BE UNABLE TO RAISE ADDITIONAL FINANCING NECESSARY TO CONDUCT OUR BUSINESS, MAKE PAYMENTS WHEN DUE OR REFINANCE OUR DEBT.

     We may need to raise additional funds in the future in order to implement our business plan, to make scheduled principal and interest payments, to refinance our debt, to conduct research and development, to fund marketing programs or to acquire complementary businesses, technologies or services. Any required additional financing may be unavailable on terms favorable to us, or at all. If we raise additional funds by issuing equity securities, you may experience significant dilution of your ownership interest and these securities may have rights senior to those of the holders of our preferred or common stock. If we cannot obtain additional financing when required on acceptable terms, we may be unable to fund our expansion, develop or enhance our products and services, take advantage of business opportunities or respond to competitive pressures.

WHILE OUR CURRENT CAPITAL REQUIREMENTS DO NOT INCLUDE A SIGNIFICANT INCREASE IN OUR DEBT LEVELS, WERE CIRCUMSTANCES TO ARISE THAT REQUIRE US TO INCUR MORE DEBT, WE WOULD BE LIMITED BY THE PROVISIONS OF OUR CURRENT DEBT INSTRUMENTS FROM INCURRING SUCH INDEBTEDNESS.

     Historically, the cash we generate from our operating activities, new equity investments and borrowings has been sufficient to meet our requirements for debt service, working capital, capital expenditures, and investments in and advance to our affiliates. Although in the past we have been able to obtain new debt, there can be no guarantee that we will be able to continue to do so in the future or that the cost to us or the other terms which would affect us would be as favorable to us as our current loans and credit agreements. Although we believe that our business will continue to generate cash, should we need to borrow additional funds, the covenants in the credit agreements for our current debt limit our ability to borrow more money.

THE INTEGRA PARENT COMPANY DEPENDS ON ITS SUBSIDIARIES AND OTHER COMPANIES IN WHICH IT HAS INVESTMENTS TO FUND ITS CASH NEEDS.

     The Integra Parent Company directly owns no significant assets other than stock, equity and other interests in our subsidiaries and in some other companies. This creates risks regarding our ability to provide cash to the Integra Parent Company to repay any interest and principal which it might owe, our ability to pay cash dividends to our preferred and common stockholders in the future, and the ability of our subsidiaries and other companies to respond to changing business and economic conditions and to get new loans.

HOLDING COMPANY STRUCTURE AND POTENTIAL IMPACT OF RESTRICTIVE COVENANTS IN SUBSIDIARY DEBT AGREEMENTS.

     Our credit agreements restrict the ability of our subsidiaries to make payments to the Integra Parent Company. These agreements also place other restrictions on the borrower's ability to borrow new funds and include requirements for the borrowers to remain in compliance with the credit agreements. The ability of a subsidiary to comply with debt restrictions may be affected by events that are beyond our control. The breach of any of these covenants could result in a default which could result in all loans and other amounts owed to its lenders, to be due and payable. Our subsidiaries might not be able to repay in full the accelerated loans.

WE MAY CONTINUE TO INCUR OPERATING LOSSES.

     To date, we have experienced significant operating losses in funding the research, development, manufacturing and marketing of our products and may continue to incur operating losses. At March 31, 2001, we had an accumulated deficit of $103.7 million. Our ability to maintain profitability depends in part upon our ability, either independently or in collaboration with others, to successfully manufacture and market our products and services. We cannot assure you that we can sustain profitability on an ongoing basis.

OUR OPERATING RESULTS MAY FLUCTUATE FROM TIME TO TIME, WHICH COULD AFFECT THE VALUE OF YOUR SHARES.

     Our operating results have fluctuated in the past and can be expected to fluctuate from time to time in the future. Some of the factors that may cause these fluctuations include:

     o    the impact of acquisitions;

     o    the timing of significant customer orders;

     o market acceptance of our existing products, as well as products in development;

     o    the timing of regulatory approvals;

     o the timing of payments received and the recognition of such payments as revenue under collaborative arrangements and strategic alliances;

     o    our ability to manufacture our products efficiently; and

     o    the timing of our research and development expenditures.


THE INDUSTRY AND MARKET SEGMENTS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH OTHER COMPANIES.

     In general, the medical technology industry is characterized by intense competition. We compete with established pharmaceutical and medical technology companies. Competition also comes from early stage companies that have alternative technological solutions for our primary clinical targets, as well as universities, research institutions and other non-profit entities. Many of our competitors have access to greater financial, technical, research and development, marketing, manufacturing, sales, distribution services and other resources than we do. Further, our competitors may be more effective at implementing their technologies to develop commercial products.

     Our competitive position will depend on our ability to achieve market acceptance for our products, implement production and marketing plans, secure regulatory approval for products under development, obtain patent protection and secure adequate capital resources. We may need to develop new applications for our products to remain competitive. Our present or future products could be rendered obsolete or uneconomical by technological advances by one or more of our current or future competitors. Our future success will depend upon our ability to compete effectively against current technology as well as to respond effectively to technological advances. We can not assure you that competitive pressures will not adversely affect our profitability.

OUR CURRENT STRATEGY INVOLVES GROWTH THROUGH ACQUISITIONS, WHICH REQUIRES US TO INCUR SUBSTANTIAL COSTS AND POTENTIAL LIABILITIES FOR WHICH WE MAY NEVER REALIZE THE ANTICIPATED BENEFITS.

     In addition to internal growth, our current strategy involves growth through acquisitions. We cannot assure you that we will be able to continue to implement our growth strategy, or that this strategy will ultimately be successful. A significant portion of our growth in revenues has resulted from, and is expected to continue to result from, the acquisition of businesses complementary to our own. We engage in evaluations of potential acquisitions and are in various stages of discussion regarding possible acquisitions, certain of which, if consummated, could be significant to us. Acquisitions by us may result in significant transaction expenses, increased interest and amortization expense, increased depreciation expense and increased operating expense, any of which could have a material adverse effect on our operating results. As we grow by acquisitions, we must be able to integrate and manage the new businesses to realize economies of scale and control costs. In addition, acquisitions involve other risks, including diversion of management resources otherwise available for ongoing development of our business and risks associated with entering new markets with which our marketing and sales force has limited experience or where experienced distribution alliances are not available. Our future profitability will depend in part upon our ability to further develop our resources to adapt to the particulars of such new products or business areas and to identify and enter into satisfactory distribution networks. We may not be able to identify suitable acquisition candidates in the future, obtain acceptable financing or consummate any future acquisitions. If we cannot integrate acquired operations, manage the cost of providing our products or price our products appropriately our profitability would suffer. In addition, as a result of our acquisitions of other healthcare businesses, we may be subject to the risk of unanticipated business uncertainties or legal liabilities relating to such acquired businesses for which we may not be indemnified by the sellers of the acquired businesses. Future acquisitions may also result in potentially dilutive issuances of equity securities.

TO MARKET OUR PRODUCTS UNDER DEVELOPMENT WE WILL FIRST NEED TO OBTAIN REGULATORY APPROVAL. FURTHER, IF WE FAIL TO COMPLY WITH THE EXTENSIVE GOVERNMENTAL REGULATIONS THAT AFFECT OUR BUSINESS, WE COULD BE SUBJECT TO PENALTIES AND COULD BE PRECLUDED FROM MARKETING OUR PRODUCTS.

     Our research and development activities and the manufacturing, labeling, distribution and marketing of our existing and future products are subject to regulation by numerous governmental agencies in the United States and in other countries. The U.S. Food and Drug Administration ("FDA") and comparable agencies in other countries impose mandatory procedures and standards for the conduct of clinical trials and the production and marketing of products for diagnostic and human therapeutic use. The FDA and other regulatory authorities require that our products be manufactured according to rigorous standards. These regulatory requirements may significantly increase our production or purchasing costs and may even prevent us from making or obtaining our products in amounts sufficient to meet market demand. If we, or a third party manufacturer, change our approved manufacturing process, the FDA may require a new approval before that process could be used. Failure to develop our manufacturing capability may mean that even if we develop promising new products, we may not be able to produce them profitably, as a result of delays and additional capital investment costs. Manufacturing facilities, both international and domestic, are also subject to inspections by or under the authority of the FDA.

     Our products under development are subject to approval by the FDA prior to marketing for commercial use. The process of obtaining necessary FDA approvals can take years and is expensive and full of uncertainties. Our inability to obtain required regulatory approval on a timely or acceptable basis could harm our business. Further, approval may place substantial restrictions on the indications for which the product may be marketed or to whom it may be marketed. To gain approval for the use of a product for clinical indications other than those for which the product was initially evaluated or for significant changes to the product, further studies, including clinical trials and FDA approvals, are required. In addition, for products with an approved pre-market approval ("PMA") application, the FDA requires postapproval reporting and may require postapproval surveillance programs to monitor the product's safety and effectiveness. Results of post approval programs may limit or expand the further marketing of the product.

     Approved products are subject to continuing FDA requirements relating to quality control and quality assurance, maintenance of records and documentation and labeling and promotion of medical devices. In addition, failure to comply with applicable regulatory requirements could subject us to enforcement action, including product seizures, recalls, withdrawal of clearances or approvals, restrictions on or injunctions against marketing our product or products based on our technology, and civil and criminal penalties.

     Medical device laws and regulations are also in effect in many countries outside the United States. These range from comprehensive device approval requirements for some or all of our medical device products to requests for product data or certifications. The number and scope of these requirements are increasing. The requirements governing the conduct of clinical trials and product approvals vary widely from country to country. Failure to comply with applicable federal, state and foreign medical device laws and regulations would result in fines or other censures or preclude our ability to market products. Because more than 20% of our product sales are derived from international sales, any delay or withdrawal of approval or change in international regulations could have an adverse effect on our revenues and profitability. See "Business--Government Regulation."

CERTAIN OF OUR PRODUCTS CONTAIN MATERIALS DERIVED FROM ANIMAL SOURCES, AND MAY AS A RESULT BECOME SUBJECT TO ADDITIONAL REGULATION.

     Certain of our products, including the DuraGen(R) Dural Graft Matrix and the INTEGRA(R) Dermal Regeneration Template, contain material derived from animal tissue. Products, including food as well as pharmaceuticals and medical devices, that contain materials derived from animal sources are increasingly subject to scrutiny in the press and by regulatory authorities, who are concerned about the potential for the transmission of disease from animals to humans via such materials. This public scrutiny has been particularly acute in Western Europe with respect to products derived from cattle, because of concern that materials infected with the agent that causes bovine spongiform encephalopathy, otherwise known as "BSE" or "mad cow disease," may, if ingested or implanted, cause a variant of the human Creutzfeldt-Jakob Disease, an ultimately fatal disease with no known cure.

     We take great care to provide that our products are safe, and free of agents that can cause disease. In particular, the collagen used in the manufacture of our products is derived only from the Achilles tendon of cattle from the United States, where no cases of BSE have been reported. Scientists and regulatory authorities classify Achilles tendon as having a negligible risk of containing the agent that causes BSE (an improperly folded protein known as a prion) compared with other parts of the body. Additionally, we use processes in the manufacturing of our products that are believed to inactivate prions.

     Notwithstanding the foregoing, products that contain materials derived from animals, including our products, may become subject to additional regulation, or even be banned in certain countries, because of concern over the potential for prion transmission. There can be no assurance that such new regulation, or a ban of our products, would not have a significant adverse effect on our current business or our ability to increase our business.

LACK OF MARKET ACCEPTANCE FOR OUR PRODUCTS OR MARKET PREFERENCE FOR TECHNOLOGIES WHICH COMPETE WITH OUR PRODUCTS WOULD REDUCE OUR REVENUES AND PROFITABILITY.

     We cannot be certain that our current products, or any other products that we develop or market, will achieve or maintain market acceptance. Certain of the medical indications that can be treated by our devices can also be treated by other medical devices. Currently, the medical community widely accepts many alternative treatments, and these other treatments have a long history of use. We cannot be certain that our devices and procedures will be able to replace such established treatments or that either physicians or the medical community in general will accept and utilize our devices or any other medical products that we may develop. In addition, our future success depends, in part, on our ability to develop additional products. Even if we determine that a product candidate has medical benefits, the cost of commercializing that product candidate may be too high to justify development. In addition, competitors may develop products that are more effective, cost less, or are ready for commercial introduction before our products. If we are unable to develop additional, commercially viable products, our future prospects will be adversely affected.

     Market acceptance of our products depends on many factors, including our ability to convince prospective collaborators and customers that our technology is an attractive alternative to other technologies, manufacture products in sufficient quantities and at an acceptable cost and place and service, directly, or through our strategic alliances, sufficient quantities of our products. In addition, our technology could be harmed by limited funding available for product and technology acquisitions by our customers, as well as internal obstacles to customer approvals of purchases of our products. The industry is subject to rapid and continuous change arising from, among other things, consolidation and technological improvements. One or more of these factors may vary unpredictably, which could materially adversely affect our competitive position. We may not be able to adjust our contemplated plan of development to meet changing market demands.

OUR BUSINESS DEPENDS SIGNIFICANTLY ON KEY RELATIONSHIPS WITH THIRD PARTIES WHICH WE MAY NOT BE ABLE TO ESTABLISH AND MAINTAIN.

     Our revenue stream and our business strategy depend in part on our entering into and maintaining collaborative or alliance agreements with third parties concerning product marketing as well as research and development programs. Our ability to enter into agreements with collaborators depends in part on convincing them that our technology can help achieve and accelerate their goals and strategies. This may require substantial time, effort and expense on our part with no guarantee that a strategic relationship will result. We may not be able to establish or maintain these relationships on commercially acceptable terms. Our future agreements may not ultimately be successful. Even if we enter into collaborative or alliance agreements, our collaborators could terminate these agreements or they could expire before meaningful developmental milestones are reached. The termination or expiration of any of these relationships could have a material adverse effect on our business.

     Much of the revenue that we may receive under these collaborations will depend upon our collaborators' ability to successfully introduce, market and sell new products derived from our products. Our success depends in part upon the performance by these collaborators of their responsibilities under these agreements.

     Some collaborators may not perform their obligations as we expect. Some of the companies we currently have alliances with or are targeting as potential alliances offer products competitive with our products or may develop competitive production technologies or competitive products outside of their collaborations with us that could have a material adverse effect on our competitive position. In addition, our role in the collaborations is mostly limited to the production aspects.

     As a result, we may also be dependent on collaborators for other aspects of the development, preclinical and clinical testing, regulatory approval, sales, marketing and distribution of our products. If our current or future collaborators do not effectively market our products or develop additional products based on our technology, our revenues from sales and royalties will be significantly reduced.

     Finally, we have received and may continue to receive payments from collaborators that may not be immediately recognized as revenue and therefore may not contribute to reported profits until further conditions are satisfied.

OUR INTELLECTUAL PROPERTY RIGHTS MAY NOT PROVIDE MEANINGFUL COMMERCIAL PROTECTION FOR OUR PRODUCTS, WHICH COULD ENABLE THIRD PARTIES TO USE OUR TECHNOLOGY OR VERY SIMILAR TECHNOLOGY AND COULD REDUCE OUR ABILITY TO COMPETE IN THE MARKET.

     Our ability to compete effectively will depend, in part, on our ability to maintain the proprietary nature of our technologies and manufacturing processes, which includes the ability to obtain, protect and enforce patents on our technology and to protect our trade secrets. You should not rely on our patents to provide us with any significant competitive advantage. Others may challenge our patents and, as a result, our patents could be narrowed, invalidated or rendered unenforceable. Competitors may develop products similar to ours which are not covered by our patents. In addition, our current and future patent applications may not result in the issuance of patents in the United States or foreign countries. Further, there is a substantial backlog of patent applications at the U.S. Patent and Trademark Office, and the approval or rejection of patent applications may take several years.

OUR COMPETITIVE POSITION IS DEPENDENT IN PART UPON UNPATENTED TRADE SECRETS, WHICH WE MAY NOT BE ABLE TO PROTECT.

     Our competitive position is also dependent upon unpatented trade secrets. Trade secrets are difficult to protect. We cannot assure you that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets, that such trade secrets will not be disclosed, or that we can effectively protect our rights to unpatented trade secrets.

     In an effort to protect our trade secrets, we have a policy of requiring our employees, consultants and advisors to execute proprietary information and invention assignment agreements upon commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed or made known to the individual during the course of their relationship with us must be kept confidential, except in specified circumstances. We cannot assure you, however, that these agreements will provide meaningful protection for our trade secrets or other proprietary information in the event of the unauthorized use or disclosure of confidential information.

OUR SUCCESS WILL DEPEND PARTLY ON OUR ABILITY TO OPERATE WITHOUT INFRINGING OR MISAPPROPRIATING THE PROPRIETARY RIGHTS OF OTHERS.

     We may be sued for infringing the intellectual property rights of others. In addition, we may find it necessary, if threatened, to initiate a lawsuit seeking a declaration from a court that we do not infringe the proprietary rights of others or that these rights are invalid or unenforceable. If we do not prevail in any litigation, in addition to any damages we might have to pay, we would be required to stop the infringing activity or obtain a license. Any required license may not be available to us on acceptable terms, or at all. In addition, some licenses may be nonexclusive, and, therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to sell some of our products, which could have a material adverse effect on our revenues and profitability.

WE MAY BE INVOLVED IN LAWSUITS TO PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, WHICH MAY BE EXPENSIVE.

     In order to protect or enforce our intellectual property rights, we may have to initiate legal proceedings against third parties, such as infringement suits or interference proceedings. Intellectual property litigation is costly, and, even if we prevail, the cost of such litigation could affect our profitability. In addition, litigation is time consuming and could divert management attention and resources away from our business. We may also provoke these third parties to assert claims against us.

WE ARE EXPOSED TO A VARIETY OF RISKS RELATING TO OUR INTERNATIONAL SALES AND OPERATIONS, INCLUDING FLUCTUATIONS IN EXCHANGE RATES AND DELAYS IN COLLECTION OF ACCOUNTS RECEIVABLE.

     We generate significant sales outside the United States, a substantial portion of which are U.S. dollar denominated transactions conducted with customers who generate revenue in currencies other than the U.S. dollar. As a result, currency fluctuations between the U.S. dollar and the currencies in which such customers do business may have an impact on the demand for our products in foreign countries where the U.S. dollar has increased compared to the local currency. We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposure and the potential volatility of currency exchange rates.

     Because we have operating subsidiaries based in Europe and we generate certain revenues and incur certain operating expenses in foreign currencies, we will experience currency exchange risk with respect to such foreign currency denominated revenues or expenses.

     Relationships with customers and effective terms of sale frequently vary by country, often with longer-term receivables than are typical in the United States.

CHANGES IN THE HEALTH CARE INDUSTRY MAY REQUIRE US TO DECREASE THE SELLING PRICE FOR OUR PRODUCTS OR COULD RESULT IN A REDUCTION IN THE SIZE OF THE MARKET FOR OUR PRODUCTS, AND LIMIT THE MEANS BY WHICH WE MAY DISCOUNT OUR PRODUCTS, EACH OF WHICH COULD HAVE A NEGATIVE IMPACT ON OUR FINANCIAL PERFORMANCE.

     Trends toward managed care, health care cost containment, and other changes in government and private sector initiatives in the United States and other countries in which we do business are placing increased emphasis on the delivery of more cost-effective medical therapies that could adversely affect the sale and/or the prices of our products. For example:

     o major third-party payors of hospital services, including Medicare, Medicaid and private health care insurers, have substantially revised their payment methodologies, which has resulted in stricter standards for reimbursement of hospital charges for certain medical procedures;

     o Medicare, Medicaid and private health care insurer cutbacks could create downward price pressure;

     o numerous legislative proposals have been considered that would result in major reforms in the U.S. health care system that could have an adverse effect on our business;

     o there has been a consolidation among health care facilities and purchasers of medical devices in the United States who prefer to limit the number of suppliers from whom they purchase medical products, and these entities may decide to stop purchasing our products or demand discounts on our prices;

     o    there  is  economic   pressure   to  contain   health  care  costs  in
          international markets;

     o    there are proposed and existing laws and  regulations  in domestic and
          international   markets   regulating   pricing  and  profitability  of
          companies in the health care industry; and

     o there have been initiatives by third party payors to challenge the prices charged for medical products which could affect our ability to sell products on a competitive basis.

     Both the pressure to reduce prices for our products in response to these trends and the decrease in the size of the market as a result of these trends could adversely affect our levels of revenues and profitability of sales.

     In addition, there are laws and regulations that regulate the means by which companies in the health care industry may compete by discounting the prices of their products. Although we exercise care in structuring our customer discount arrangements to comply with such laws and regulations, we cannot assure you that:

     o government officials charged with responsibility for enforcing such laws will not assert that such customer discount arrangements are in violation of such laws or regulations, or

     o    government   regulators  or  courts  will   interpret   such  laws  or
          regulations in a manner consistent with our interpretation.

OUR  DEPENDENCE  ON  SUPPLIERS  FOR  MATERIALS   COULD  IMPAIR  OUR  ABILITY  TO
MANUFACTURE OUR PRODUCTS.

     Outside vendors, some of whom are sole-source suppliers, provide key components and raw materials used in the manufacture of our products. Although we believe that alternative sources for these components and raw materials are available, any supply interruption in a limited or sole source component or raw material could harm our ability to manufacture our products until a new source of supply is identified and qualified. In addition, an uncorrected defect or supplier's variation in a component or raw material, either unknown to us or incompatible with our manufacturing process, could harm our ability to manufacture products. We may not be able to find a sufficient alternative supplier in a reasonable time period, or on commercially reasonable terms, if at all, and our ability to produce and supply our products could be impaired.

IF ANY OF OUR MANUFACTURING FACILITIES WERE DAMAGED AND/OR OUR MANUFACTURING PROCESSES INTERRUPTED, WE COULD EXPERIENCE LOST REVENUES AND OUR BUSINESS COULD BE SERIOUSLY HARMED.

     We manufacture our products in a limited number of facilities. Damage to our manufacturing, development or research facilities due to fire, natural disaster, power loss, communications failure, unauthorized entry or other events could cause us to cease development and manufacturing of some or all of our products.

WE MAY HAVE SIGNIFICANT PRODUCT LIABILITY EXPOSURE AND OUR INSURANCE MAY NOT COVER ALL POTENTIAL CLAIMS.

     We face an inherent business risk of exposure to product liability and other claims in the event that our technologies or products are alleged to have caused harm. We may not be able to obtain insurance for such potential liability on acceptable terms with adequate coverage, or at reasonable costs. Any potential product liability claims could exceed the amount of our insurance coverage or may be excluded from coverage under the terms of the policy. Our insurance may not be renewed at a cost and level of coverage comparable to that then in effect.

WE ARE SUBJECT TO OTHER REGULATORY REQUIREMENTS RELATING TO OCCUPATIONAL HEALTH AND SAFETY AND THE USE OF HAZARDOUS SUBSTANCES WHICH MAY IMPOSE SIGNIFICANT COMPLIANCE COSTS ON US.

     We are subject to regulation under federal and state laws regarding occupational health and safety, laboratory practices, and the use, handling and disposal of toxic or hazardous substances. Our research, development and manufacturing processes involve the controlled use of certain hazardous materials. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed the limits or fall outside the coverage of our insurance and could exceed our resources. We may not be able to maintain insurance on acceptable terms, or at all. We may incur significant costs to comply with environmental laws and regulations in the future. We may also be subject to other present and possible future local, state, federal and foreign regulations.

THE LOSS OF KEY PERSONNEL COULD HARM OUR BUSINESS.

     We believe our success depends on the contributions of a number of our key personnel, including Stuart M. Essig, our President and Chief Executive Officer. If we lose the services of key personnel, that loss could materially harm our business. We maintain "key person" life insurance on Mr. Essig. In addition, recruiting and retaining qualified personnel will be critical to our success. There is a shortage in the industry of qualified management and scientific personnel, and competition for these individuals is intense. We can not assure you that we will be able to attract additional personnel and retain existing personnel.

OUR STOCK PRICE MAY CONTINUE TO BE HIGHLY VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAID FOR THEM.

     The stock market in general, and the stock prices of medical device companies, biotechnology companies and other technology-based companies in particular, have experienced significant volatility that often has been unrelated to the operating performance of and beyond the control of any specific public companies. The market price of our common stock has fluctuated widely in the past and is likely to continue to fluctuate in the future. See "Price Range of Common Stock and Dividends." Factors that may have a significant impact on the market price of our common stock include:

     o    actual  financial   results   differing  from  guidance   provided  by
          management;

     o actual financial results differing from that expected by securities analysts;

     o future announcements concerning us or our competitors, including the announcement of acquisitions;

     o    changes in the prospects of our business partners or suppliers;

     o developments regarding our patents or other proprietary rights or those of our competitors;

     o    quality deficiencies in our products;

     o competitive developments, including technological innovations by us or our competitors;

     o government regulation, including the FDA's review of our products and developments;

     o changes in recommendations of securities analysts and rumors that may be circulated about us or our competitors;

     o    public perception of risks associated with our operations;

     o    conditions  or  trends  in  the  medical   device  and   biotechnology
          industries;

     o    additions or departures of key personnel; and

     o    sales of our common stock.

     Any of these factors could immediately, significantly and adversely affect the trading price of our common stock.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

     We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund our growth. Accordingly, you will not receive a return on your investment in our common stock through the payment of dividends in the foreseeable future and may not realize a return on your investment even if you sell your shares. As a result, you may not be able to resell your shares at or above the price you paid for them.

OUR MAJOR STOCKHOLDERS COULD MAKE DECISIONS ADVERSE TO YOUR INTERESTS.

     Our directors and executive officers and affiliates of certain directors own or control, and after the completion of an offering of our Common Stock may still own or control, a majority of our outstanding voting securities and would be generally able to elect all directors, to determine the outcome of corporate actions requiring stockholder approval and otherwise to control the business. Such control could preclude any unsolicited acquisition of Integra and consequently adversely affect the market price of the common stock. Furthermore, we are subject to Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION IN USING THE PROCEEDS FROM ANY OFFERING AND, THEREFORE, INVESTORS WILL BE RELYING ON THE JUDGMENT OF OUR MANAGEMENT TO INVEST THOSE FUNDS EFFECTIVELY.

     We intend to use the net proceeds of any offering for general corporate purposes, which could include, among other things, expanding our sales and marketing resources, including expanding our business in Europe and Asia, developing new technologies and products and for working capital and other general corporate purposes. The amounts and timing of these expenditures will vary significantly depending upon a number of factors, including the amount of cash generated or consumed by our operations, the progress of our research and development activities and the market response to the introduction of any new products and services. In addition, we may use a portion of the net proceeds from this offering to acquire or invest in businesses, products, services or technologies complementary to our current business, through mergers, acquisitions, joint ventures or otherwise. Our management will retain broad discretion with respect to the expenditure of proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We have made statements in this prospectus, including statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about Integra, including, among other things:

     o general economic and business conditions, both nationally and in our international markets;

     o    our   expectations   and   estimates   concerning   future   financial
          performance, financing plans and the impact of competition;

     o    anticipated trends in our business;

     o    existing and future regulations affecting our business;

     o our ability to obtain additional debt and equity financing to fund capital expenditures and working capital requirements if required;

     o    our ability to complete acquisitions; and

     o other risk factors described in the section entitled "Risk Factors" in this prospectus.

     You can identify these forward-looking statements by forward-looking words such as "believe," "may," "could," "will," "estimate," "continue," "anticipate," "intend," "seek," "plan," "expect," "should," "would" and similar expressions in this prospectus.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

           RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     For purposes of calculating the following ratios:

     o    earnings   consist  of  income  or  loss  before   income   taxes  and
          extraordinary   items  plus  fixed  charges,   excluding   capitalized
          interest, and

     o fixed charges consist of interest, whether expensed or capitalized, plus amortization of debt issuance costs plus the assumed interest component of rent expense.



                                           Three Months
($ amounts in thousands)                 Ended March 31,                          Year Ended December 31,
                                        -----------------   -----------------------------------------------------------------
                                               2001             2000          1999          1998          1997         1996
                                        -----------------    ---------    ----------   ------------   -----------   ---------
Ratio of earnings to fixed charges             6.1               N/A          N/A            N/A           N/A         N/A
Deficiency of earnings to fixed
   charges                                     N/A            $(10,847)     $(7,784)      $(12,342)     $(16,964)    $(7,528)

Ratio of earnings to combined fixed
   charges and preferred stock
   dividends                                   3.1               N/A          N/A            N/A           N/A         N/A
Deficiency of earnings to combined
   fixed charges and preferred stock
   dividends                                   N/A            $(12,334)     $(8,614)      $(12,389)     $(16,964)    $(7,528)


                                 USE OF PROCEEDS

     Unless otherwise specified in a prospectus supplement accompanying this prospectus, we expect to use the net proceeds from the sale of securities under this prospectus and the prospectus supplement for general corporate purposes, which could include, among other things, acquisition of product lines or companies, repayment of indebtedness, expanding our sales and marketing resources, including expanding our international business, developing new technologies and products and for working capital and other general corporate purposes. Pending application of the net proceeds, we may invest the net proceeds in short term, interest bearing investments. We will not receive any proceeds from the sale of common stock by any stockholder as a result of underwriters' exercise of any over-allotment options.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     Our common stock trades on the Nasdaq National Market under the symbol "IART". The following table presents the high and low sales prices for our common stock for each quarter for the periods indicated. All outstanding common share and per share amounts have been retroactively adjusted to reflect a one-for-two reverse stock split of our common stock on May 18, 1998.


                                                     HIGH          LOW
                                                   --------     ---------
1999
First Quarter................................       $5.188        $3.00
Second Quarter...............................        $7.00       $3.875
Third Quarter................................      $10.375       $5.625
Fourth Quarter...............................      $6.4688       $5.375
2000
First Quarter................................      $19.875       $5.875
Second Quarter...............................      $12.625       $6.688
Third Quarter................................      $15.000       $9.438
Fourth Quarter...............................      $16.125       $9.688
2001
First Quarter................................     $18.3125       $9.875
Second Quarter (through May 31, 2001)........       $19.00       $11.40

     The closing price for the common stock on May 31, 2001 was $19.00. The number of stockholders of record as of March 23, 2001 was approximately 825, which includes stockholders whose shares were held in nominee name.

     We do not currently pay any cash dividends on our common stock and do not anticipate paying any such dividends in the foreseeable future. Any future payment of dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, capital requirements and business prospects.

                                 CAPITALIZATION

         The following table sets forth the capitalization of Integra as of March 31, 2001:



                                                                               AS OF MARCH 31,
                                                                                    2001
                                                                              -----------------
                                                                               (IN THOUSANDS,
                                                                              EXCEPT PER SHARE
                                                                                    DATA)
Cash, cash equivalents and short-term investments......................          $19,374

Short-term debt........................................................            9,150
Long-term debt.........................................................            3,121
Stockholders' equity:
     Preferred stock; $0.01 par value; 15,000 authorized shares; 100
         Series B Convertible shares issued and outstanding at March
         31, 2001, $12,000 including a 10% annual cumulative dividend liquidation preference; 54 Series C Convertible shares issued and outstanding at March 31, 2001, $5,940 including a 10%
         annual cumulative dividend liquidation preference.............                2
     Common stock; $0.01 par value; 60,000 authorized shares; 17,658
         issued and outstanding at March 31, 2001......................              177
     Additional paid-in capital........................................          161,564
     Treasury stock, at cost; 20 shares at March 31, 2001..............             (180)
     Other.............................................................              (58)
     Accumulated other comprehensive loss..............................             (898)
     Accumulated deficit...............................................         (103,733)
         Total stockholders' equity....................................           56,874

         Total capitalization..........................................          $69,145

                                       18

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected financial data as of and for each of the five years ended December 31 has been derived from consolidated financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants. The selected financial data as of and for each of the three-month periods ended March 31, 2001 and 2000 has been derived from our unaudited financial statements. In our opinion, the unaudited financial information includes all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of that information. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with our consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.





                                                   (UNAUDITED)
                                                   THREE MONTHS
                                                 ENDED MARCH 31,                        YEARS ENDED DECEMBER 31,
                                              ---------------------   ------------------------------------------------------------
                                                 2001        2000        2000        1999        1998          1997         1996
                                              -----------  --------   ---------    ---------   ---------    ---------- -----------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data (1):
Product sales............................       $20,284     $13,332     $64,987      $40,047    $14,182      $14,103       $11,300
Other revenue............................         1,400       1,199       6,662        2,829      3,379          745         1,938
   Total revenue.........................        21,684      14,531      71,649       42,876     17,561       14,848        13,238
Cost of product sales....................         8,594       6,687      29,511       22,678      7,580        7,184         6,808
Research and development.................         2,073       1,890       7,524        8,893      8,424        6,406         6,294
Selling and marketing....................         4,751       2,949      15,371        9,487      5,901        5,405         4,263
General and administrative (2)...........         3,204       3,747      28,483       13,324      9,787       14,764         5,320
Amortization.............................           680         480       2,481          874         49           --            --
   Total costs and expenses..............        19,302      15,753      83,370       55,256     31,741       33,759        22,685
Operating income (loss)..................         2,382      (1,222)    (11,721)     (12,380)   (14,180)     (18,911)       (9,447)
Interest income (expense), net...........           (78)         11        (473)         294      1,250        1,771         1,799
Gain on disposition of product lines.....            --         115       1,146        4,161         --           --            --
Other income (expense), net..............           (62)        123         201          141        588          176           120
Income (loss) before income taxes........         2,242        (973)    (10,847)      (7,784)   (12,342)     (16,964)       (7,528)
Income tax expense (benefit) (3).........           246          62         108       (1,818)        --           --            --
Income (loss) before cumulative effect of
   accounting change.....................         1,996      (1,035)    (10,955)      (5,966)   (12,342)     (16,964)       (7,528)
Cumulative effect of change in accounting
   for nonrefundable fees received under
   research, license and distribution
   arrangements (4)......................         --           (470)       (470)       --         --           --            --
Net income (loss)........................        $1,996     $(1,505)   $(11,425)     $(5,966)  $(12,342)    $(16,964)      $(7,528)

Diluted net income (loss) per share......         $0.07      $(0.35)     $(0.97)      $(0.40)    $(0.77)      $(1.15)       $(0.54)
Weighted average common shares
outstanding..............................        21,849      17,224      17,553       16,802     16,139       14,810        14,057




                                          (UNAUDITED)
                                            MARCH 31,                       YEARS ENDED DECEMBER 31,
                                      ---------------------   ------------------------------------------------------
                                         2001        2000        2000        1999        1998       1997      1996
                                      -----------  --------   ---------    --------   ---------   -------  ---------
                                                                        (IN THOUSANDS)
Balance Sheet Data (1):
Cash, cash equivalents and
short-term investments...........     $19,374      $23,572     $15,138      $23,612    $20,187    $26,272    $34,276
Working capital..................      27,992       27,274      25,177       28,014     23,898     29,407     37,936
Total assets.....................      91,079       73,693      86,514       66,253     34,707     38,356     48,741
Long-term debt...................       3,121        8,204       4,758        7,625         --         --         --
Accumulated deficit..............    (103,733)     (95,367)   (105,729)     (94,304)   (88,287)   (75,945)   (58,981)
Total stockholders' equity.......      56,874       43,482      53,781       37,989     31,366     35,755     46,384


-----------

(1) As the result of our acquisitions of Rystan Company, Inc. ("Rystan") in September 1998, the NeuroCare Group of companies ("NeuroCare") in March 1999 and the acquisition of Clinical Neuro Systems and product lines from NMT Medical, Inc. in 2000, the consolidated financial results and balance sheet data for certain of the periods presented above may not be directly comparable.

(2) General and administrative expense in 2000 included a $13.5 million stock-based compensation charge in connection with the extension of the employment of the Company's President and Chief Executive Officer. General and administrative expense in 1997 include the following two non-cash charges: (a) $1.0 million related to an asset impairment charge; and (b) $5.9 million related to a stock-based signing bonus for the Company's President and Chief Executive Officer.

(3) The 1999 income tax benefit includes a non-cash benefit of $1.8 million resulting from the reduction of the deferred tax liability recorded in the NeuroCare acquisition to the extent that consolidated deferred tax assets were generated subsequent to the acquisition. The 2000 income tax expense and 1999 income tax benefit include $0.5 million and $0.6 million, respectively, of benefits associated with the sale of New Jersey state net operating losses.

(4) As the result of the adoption of SAB 101, we recorded a $470,000 cumulative effect of an accounting change to defer a portion of a nonrefundable, up-front fee received and recorded in other revenue in 1998. The cumulative effect of this accounting change was measured as of January 1, 2000. As a result of this accounting change, other revenue in 2000 includes $112,000 of amortization of the amount deferred as of January 1, 2000.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION AND ANALYSIS IS BASED UPON OUR FINANCIAL STATEMENTS AS OF THE DATES AND FOR THE PERIODS PRESENTED IN THIS SECTION. YOU SHOULD READ THIS DISCUSSION AND ANALYSIS IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND RELATED NOTES CONTAINED IN THIS PROSPECTUS.

OVERVIEW

     We develop, manufacture and market medical devices, implants and biomaterials. Our operations consist of (1) Integra NeuroSciences, which is a leading provider of implants, devices, and monitors used in neurosurgery, neurotrauma, and related critical care and (2) Integra LifeSciences, which develops and manufactures a variety of medical products and devices, including products based on our proprietary tissue regeneration technology which are used to treat soft tissue and orthopedic conditions. Integra NeuroSciences sells primarily through a direct sales organization and Integra LifeSciences sells primarily through strategic alliances and distributors.

     In 1999, we initiated a repositioning of our business to focus selectively on attractive niche markets. Implementation of this strategy included the purchase of the NeuroCare Group of companies ("NeuroCare") in March 1999 and the execution of an agreement (the "Ethicon Agreement") with Johnson & Johnson Medical, (now merged into Ethicon, Inc. ("Ethicon")) that provides Ethicon with exclusive marketing and distribution rights to INTEGRA(R) Dermal Regeneration Template worldwide, excluding Japan. As a result of these transactions, we formed our Integra NeuroSciences segment and reorganized the remainder of our products into our Integra LifeSciences segment. The Ethicon Agreement allowed the Integra LifeSciences segment to focus on strategic collaborative initiatives. The Integra LifeSciences segment now operates as a provider of innovative products and development activities through strategic alliances with marketing partners and distributors. As a result of these activities, our segment financial results for each of the years 2000, 1999 and 1998 and for the first three months of 2001 and 2000, may not be directly comparable.

     To date, we have experienced significant operating losses and may continue to incur such losses unless product sales and research and collaborative arrangements generate sufficient revenue to fund continuing operations. As of March 31, 2001 we had an accumulated deficit of $103.7 million.

RECENT ACQUISITIONS

     On March 29, 1999 we acquired certain assets and stock held by Heyer-Schulte NeuroCare, L.P. and its subsidiaries, Heyer-Schulte NeuroCare, Inc., Camino NeuroCare, Inc. and Neuro Navigational, LLC (collectively, the "NeuroCare Group") through our wholly-owned subsidiaries, NeuroCare Holding Corporation, Integra NeuroCare LLC and Redmond NeuroCare LLC (collectively, "Integra NeuroCare"). The purchase price for the NeuroCare Group consisted of $14.2 million in cash and approximately $11 million of assumed indebtedness under a term loan from Fleet Capital Corporation. The NeuroCare Group's assets include a manufacturing, packaging and distribution facility in San Diego, California and a manufacturing facility in Anasco, Puerto Rico, as well as a corporate headquarters in Pleasant Prairie, Wisconsin, which we closed in the third quarter of 1999.

     On January 17, 2000, we purchased the business, including certain assets and liabilities, of Clinical Neuro Systems, Inc. ("CNS") for $6.8 million. CNS designs, manufactures and sells neurosurgical external ventricular drainage systems, including catheters and drainage bags, as well as cranial access kits. The purchase price of the CNS business consisted of $4.0 million in cash and a 5% $2.8 million promissory note issued to the seller. The promissory note, of which approximately $1.4 million remains outstanding, is collateralized by inventory, property and equipment of the CNS business and by a collateral assignment of a $2.8 million promissory note from one of our subsidiaries.

     On April 6, 2000, we purchased the Selector(R) Ultrasonic Aspirator, Ruggles(TM) hand-held neurosurgical instruments and Spembly Medical cryosurgery product lines, including certain assets and liabilities, from NMT Medical, Inc. ("NMT") for $11.6 million in cash.

     On April 4, 2001, we acquired all of the outstanding stock of GMSmbH, the German manufacturer of the LICOX(R) Brain Tissue Oxygen Monitoring System, for $2.9 million, of which $2.3 million was paid at closing. Prior to the acquisition, our Integra NeuroSciences division had exclusive marketing rights to the LICOX(R) products in the United States and certain other markets. Revenues of the acquired GMS business were approximately $1.2 million in 2000, consisting primarily of sales of the LICOX(R) products in Germany and to various international distributors, including Integra.

     On April 27, 2001, we acquired Satelec Medical, a subsidiary of the Satelec-Pierre Rolland group, for $3.6 million in cash. Satelec Medical, based in France, manufactures and markets the Dissectron(R) ultrasonic surgical aspirator console and a broad line of related handpieces. The Dissectron(R) product is the leading ultrasonic surgical system in France. The Dissectron(R) product has United States FDA 510(k) clearance for neurosurgical applications and CE Mark Certification in the European Union. Revenues of the acquired business were approximately $1.5 million in 2000.

     These acquisitions have been accounted for using the purchase method of accounting, and the results of operations of the acquired businesses have been included in the consolidated financial statements since their respective dates of acquisition.

PRESENTATION

     Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our consolidated financial statements, the notes thereto and the other financial information included elsewhere in this prospectus and in our 2000 Annual Report on Form 10-K and March 31, 2001 Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, which are incorporated by reference herein.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31, 2000

         Product Sales and Gross Margins on Product Sales:



                                                   Three Months Ended March 31,
                                                   ----------------------------
                                                       2001               2000
                                                   -------------     ---------
Integra NeuroSciences:
     - Neuro intensive care unit .................       $ 6,532        $ 5,532
     - Neuro operating room ......................         7,945          3,288
                                                         -------        -------
  Total product sales ............................        14,477          8,820
  Cost of product sales ..........................         5,637          4,178
                                                         -------        -------
  Gross margin on product sales ..................         8,840          4,642
  Gross margin percentage ........................            61%            53%



                                                   Three Months Ended March 31,
                                                   ----------------------------
                                                       2001               2000
                                                   -------------     ---------
Integra LifeSciences:
     - Private label products ....................         3,216          2,488
     - Distributed products ......................         2,591          2,024
                                                          -------       -------
  Total product sales ............................         5,807          4,512
  Cost of product sales ..........................         2,957          2,509
                                                          -------       -------
  Gross margin on product sales ..................         2,850          2,003
  Gross margin percentage ........................            49%            44%

Total product sales ..............................       $20,284        $13,332
Consolidated gross margin percentage .............            58%            50%



     In the first quarter of 2001, total revenues increased $7.2 million, or 49%, over the first quarter of 2000 to $21.7 million. Revenue growth was led by a $7.0 million increase in product sales to $20.3 million, a 52% increase over the first quarter of 2000. Included in this increase was $2.8 million in sales of acquired NMT product lines. Sales in the Integra NeuroSciences division increased $5.7 million to $14.5 million in the first quarter of 2001, and included $2.3 million in sales of acquired NMT product lines. Contributing to the strong organic growth of $3.4 million in the Integra NeuroSciences division were increased sales of the DuraGen(R) Dural Graft Matrix, our intracranial monitoring and cranial access products for the neuro intensive care unit and hydrocephalus management products. Gross margin on Integra NeuroSciences' product sales increased 8 percentage points to 61% in the first quarter of 2001 through an improved sales mix of higher margin products, including the DuraGen(R) product and acquired product lines. The gross margin reported for the first quarter of 2000 was reduced by 1 percentage point relating to fair value inventory purchase accounting adjustments recorded in connection with the CNS acquisition.

     Future product sales in the Integra NeuroSciences division are expected to benefit from organic growth in the division's existing product lines and the recent launch of the LICOX(R) Brain Tissue Oxygen Monitoring System and the Ventrix(R) True Tech Tunneling Catheter for intracranial pressure monitoring.

     Sales of Integra LifeSciences division products increased $1.3 million to $5.8 million in the first quarter of 2001 primarily because of organic growth in our private label products and $0.5 million in sales of acquired NMT product lines. Sales of private label products can vary significantly from quarter to quarter and are dependent upon the efforts of our strategic marketing partners. Gross margin on Integra LifeSciences' product sales increased 5 percentage points to 49% in the first quarter of 2001 primarily as a result of a more favorable sales mix.

     Other revenue, which increased $0.2 million to $1.4 million in the first quarter of 2001, consisted of $0.9 million of research and development funding from strategic partners and government grants, $0.3 million of royalty income, and $0.2 million of license and distribution revenues.

     Research and development expenses were as follows (in thousands):

                                                 Three Months Ended March 31,
                                              ---------------------------------
                                                   2001                 2000
                                              ---------------     -------------

Integra NeuroSciences..................       $       688            $     503
Integra LifeSciences...................             1,385                1,387
                                              -----------            ---------
Total..................................       $     2,073            $   1,890
                                              -----------            ---------

     In the Integra NeuroSciences division, research and development expenses increased as compared to the first quarter of 2000 as a result of the ongoing Phase III clinical trials on the peripheral nerve conduit that were initiated in the second quarter of 2000 and the completion of development activities related to the Ventrix(R) True Tech Catheter.

     The future allocation and timing of research and development expenditures between segments and programs will vary depending on various factors, including the timing and outcome of pre-clinical and clinical results, changing competitive conditions, continued program funding levels, potential funding opportunities and determinations with respect to the commercial potential of our technologies.

     Selling and marketing expenses were as follows (in thousands):



                                                 Three Months Ended March 31,
                                              ---------------------------------
                                                   2001                 2000
                                              ---------------     -------------

Integra NeuroSciences..................       $     4,238            $   2,444
Integra LifeSciences...................               513                  505
                                              -----------           ----------
     Total.............................       $     4,751            $   2,949
                                              -----------           ----------

     Integra NeuroSciences selling and marketing expenses increased $1.8 million as compared to the first quarter of 2000 primarily because of the increase in the direct sales force in the United States throughout 2000 and into 2001 from 18 to 44 neurospecialists. Additional increases were related to a distribution facility located in the United Kingdom that was acquired in the NMT acquisition.

     Within the Integra LifeSciences division, product sales and marketing activities are primarily the responsibility of our strategic marketing partners and distributors.

     General and administrative expenses were as follows (in thousands):


                                                 Three Months Ended March 31,
                                              ---------------------------------
                                                   2001                 2000
                                              ---------------     -------------
Integra NeuroSciences..................       $       790            $     890
Integra LifeSciences...................               347                  302
Corporate..............................             2,067                2,555
                                              ------------          -----------
    Total..............................       $     3,204            $   3,747
                                              ------------          -----------

     The $0.5 million decrease in corporate general and administrative expenses was primarily the result of decreased legal fees associated with the conclusion of the Merck KGaA patent infringement trial at the end of the first quarter of 2000.

     Other income (expense), net for the three months ended March 31, 2000 included $176,000 of gain on sale of investments.

     The provision for income taxes increased $184,000 in the first quarter of 2001 to $246,000, or 11% of pre-tax net income, which is our anticipated effective rate for the year ended December 31, 2001.

     Net income for the first  quarter  of 2001 was $2.0  million,  or $0.07 per share. Net loss for the first quarter of 2000 was $1.5 million, or $0.35 per share. The net loss per share for the first quarter of 2000 includes the $4.2 million beneficial conversion feature associated with the issuance of convertible preferred stock and common stock warrants in March 2000, which is treated as a non-cash dividend in computing per share earnings. The beneficial conversion feature is based upon the excess of the price of the underlying common stock as compared to the fixed conversion price of the convertible preferred stock, after taking into account the value assigned to the warrants. Included in the first quarter net loss of $1.5 million was a $0.5 million cumulative effect of an accounting change, $0.1 million of fair value inventory purchase accounting adjustments, and a $0.1 million gain on the sale of a product line. Excluding these items and the $4.2 million beneficial conversion feature associated with the convertible preferred stock, the loss per share for the first quarter of 2000 would have been $0.08.

         International Product Sales and Operations

     In the first quarter of 2001, sales to customers outside the United States totaled $4.4 million, or 21% of consolidated product sales, of which approximately 55% were to Europe. Of this amount, $1.3 million of these sales were generated in foreign currencies from our subsidiary based in Andover, England. Our international sales and operations are subject to the risk of foreign currency fluctuations, both in terms of exchange risk related to transactions conducted in foreign currencies and the price of our products in those markets for which sales are denominated in the U.S. dollar.

     In the first quarter of 2000, sales to customers  outside the United States
totaled  $2.7  million,   or  20%  of  consolidated   product  sales,  of  which
approximately 39% were to Europe.

     We seek to increase our presence in international markets, particularly in Europe, through acquisitions of businesses with an existing international sales and marketing infrastructure or the capacity to develop such an infrastructure. We acquired operations in Germany and France with the acquisitions of GMS and Satelec Medical in April 2001.

2000 COMPARED TO 1999

         Product Sales and Gross Margins on Product Sales:



                                                                             2000                 1999
                                                                          ----------           ----------
     Integra NeuroSciences:
          - Neuro intensive care unit..............................        $ 23,521             $ 14,398
          - Neuro operating room...................................          21,324                8,014
                                                                           --------             --------
       Total product sales.........................................          44,845               22,412
       Cost of product sales.......................................          19,198               12,893
                                                                           --------             --------


       Gross margin on product sales...............................          25,647                9,519
       Gross margin percentage.....................................              57%                  42%

     Integra LifeSciences:
          - Private label products.................................        $ 11,018             $ 10,226
          - Distributed products...................................           9,124                7,409
                                                                           --------             --------
       Total product sales.........................................          20,142               17,635
       Cost of product sales.......................................          10,313                9,785
                                                                           --------             --------
       Gross margin on product sales...............................           9,829                7,850
       Gross margin percentage.....................................              49%                  45%

     Total product sales...........................................        $ 64,987             $ 40,047
     Consolidated gross margin percentage..........................              55%                  43%



     Total product sales increased $24.9 million, or 62%, in 2000, with sales of product lines acquired in 2000 accounting for $11.2 million, or 28%, of this increase. Sales growth for the year was led by the Integra NeuroSciences division, which reported an increase of $22.4 million, or 100%, from the prior year. Included in this increase was $9.6 million of sales of product lines acquired in 2000. The remainder of this increase is the result of a $5.5 million increase in sales of the DuraGen(R) product, which was launched in the third quarter of 1999, and organic growth in products acquired in the NeuroCare acquisition at the end of the first quarter of 1999. Adjusted gross margin on Integra NeuroSciences' product sales increased 7 percentage points to 58% in 2000 through an improved sales mix of higher margin products, including the DuraGen(R) product and product lines acquired in 2000. The adjusted gross margin excludes fair value inventory purchase accounting adjustments recorded in connection with the acquisitions.

     Sales in the Integra LifeSciences division increased $2.5 million, or 14%, in 2000, with sales of a distributed product line acquired in 2000 accounting for $1.6 million of this increase. The remainder of this increase relates primarily to higher sales of private label products, with increased sales or orthopedic biomaterials to our strategic partners for use in their clinical trials being slightly offset by lower sales of INTEGRA(R) Dermal Regeneration Template. Sales of INTEGRA(R) Dermal Regeneration Template decreased because of the lower transfer price to Ethicon beginning in the second half of 1999. Adjusted gross margin on Integra LifeSciences' product sales increased from 48% to 49% in 2000. The improvement in gross margins was primarily related to increased capacity utilization and increased sales of higher margin products in 2000, both of which were offset by the lower gross margins on sales of the INTEGRA(R) Dermal Regeneration Template through Ethicon and sales of a lower margin distributed product line acquired in 2000.

     Other revenue, which increased $3.9 million to $6.7 million in 2000, consisted of $2.8 million of research and development funding from strategic partners and government grants, $2.3 million of license, distribution, and other event-related revenues from strategic partners and other third parties, and $1.6 million of royalty income.

     Research and development expenses were as follows (in thousands):

                                                               2000      1999
                                                               ----      ----
 Integra NeuroSciences..................................     $2,469    $2,080
 Integra LifeSciences...................................      5,055     6,813
                                                             ------    ------
          Total.........................................     $7,524    $8,893

     Research and development expense in the Integra NeuroSciences segment increased in 2000 primarily because there was a full year of research and development activities from the acquired NeuroCare business in 2000. Significant ongoing research and development programs of our Integra NeuroSciences segment include the development of the next generation of intra-cranial monitors and catheters and shunting products and the continuation of clinical trials involving the peripheral nerve guide, a bioabsorbable collagen conduit designed to support guided regeneration of severed nerve tissues.

     Research and development activities within the Integra LifeSciences segment decreased in 2000 primarily because of the elimination of several non-core research programs throughout 1999, reductions in headcount in our New Jersey-based research group and reduced spending in the articular cartilage program. Offsetting these decreases were additional research activities related to the INTEGRA(R) Dermal Regeneration Template program that were funded by Ethicon and government grants. The Ethicon Agreement provides us with research funding of $2.0 million per year through the year 2004. Significant ongoing research and development programs in the Integra LifeSciences segment include clinical and development activities related to INTEGRA(R) Dermal Regeneration Template, additional applications for our orthopedic technologies, and other activities involving the Company's tissue regeneration technologies.

     The future allocation and timing of research and development expenditures between segments and programs will vary depending on various factors, including the timing and outcome of pre-clinical and clinical results, changing competitive conditions, continued program funding levels, potential funding opportunities and determinations with respect to the commercial potential of our technologies.

     Selling and marketing expenses were as follow (in thousands):

                                                        2000      1999
                                                        ----      ----
Integra NeuroSciences...........................     $12,868    $6,244
Integra LifeSciences............................       2,503     3,243
                                                     -------    ------

       Total....................................     $15,371    $9,487


     Integra NeuroSciences selling and marketing expense increased significantly because of a large increase in the direct sales force to over 50 personnel throughout 2000, increased sales from acquired products and organic growth in existing products, and increased tradeshow participation. Through acquisitions and recruiting of experienced personnel, the Integra NeuroSciences division has developed a leading sales and marketing infrastructure to market its products to neurosurgeons and critical care units, which comprise a focused group of hospital-based practitioners. A further increase in Integra NeuroSciences selling and marketing expense is expected in 2001, as continuing costs associated with the larger direct sales force and the national distribution center opened in the second quarter of 2000 impact the full year 2001 results.

     The decrease in Integra LifeSciences selling and marketing expenses is primarily the result of the transition of INTEGRA(R) Dermal Regeneration Template selling and marketing activities to Ethicon in June 1999, offset by costs associated with the opening of our new national distribution center in New Jersey.

     General and administrative expenses were as follows (in thousands):

                                                     2000              1999
                                                     ----              ----
 Integra NeuroSciences........................      $4,981           $4,726
 Integra LifeSciences.........................       3,799            2,433
 Corporate....................................      19,703            6,165
                                                   -------          -------

         Total................................     $28,483          $13,324


     Integra NeuroSciences general and administrative expenses increased in 2000 primarily because of acquisitions and an allowance recorded against a distributor's accounts receivable balance. Offsetting these increases were $1.0 million of severance costs incurred in 1999 in connection with the closure of NeuroCare's corporate headquarters in July 1999. General and administrative expense in the Integra LifeSciences segment increased in 2000 primarily due to additional headcount and acquisitions. The increase in corporate general and administrative in 2000 was almost entirely related to a $13.5 million stock-based compensation charge recorded in connection with the extension of the employment agreement of Integra's President and Chief Executive Officer. A decrease in legal fees associated with the conclusion of the jury trial in the patent infringement lawsuit against Merck KGaA in the first quarter of 2000 was offset by increased corporate headcount.

     Net interest expense consisted of interest expense of $1.3 million and interest income of $0.8 million in 2000. In 1999, net interest income consisted of $1.0 million of interest income and $0.7 million of interest expense. Interest expense increased in 2000 consistent with higher average bank loans outstanding during 2000 and interest associated with the note issued to the seller of the CNS business. Interest income decreased in 2000 consistent with lower average cash and marketable securities balances during 2000.

     We recorded a $1.1 million pre-tax gain on the disposition of two product lines in 2000 and a $4.1 million pre-tax gain on the disposition of a product line in 1999.

     Other income (expense), net in 2000 included $176,000 of gain on sale of investments.

     The income tax provision of $0.1 million recorded in 2000 consists of $0.6 million of income tax expense, which was offset by a $0.5 million benefit from the sale of New Jersey state net operating losses ("NOL's") under a state sponsored program. The income tax benefit of $1.8 million recorded in 1999 consists of a $1.8 million non-cash benefit resulting from the reduction of the deferred tax liability recorded in the NeuroCare acquisition to the extent that consolidated deferred tax assets were generated subsequent to the acquisition. A tax benefit of $0.6 million associated with the sale of New Jersey state net operating losses was offset by $0.6 million of income tax expense.

     The reported net loss for the year ended December 31, 2000 was $11.4 million, or $0.97 per share. The reported net loss per share includes $1.5 million of preferred stock dividends and a $4.2 million beneficial conversion feature associated with the issuance of convertible preferred stock and warrants in March 2000, which is treated as a non-cash dividend in computing per share earnings. The beneficial conversion dividend is based upon the excess of the price of the underlying common stock as compared to the fixed conversion price of the convertible preferred stock, after taking into account the value assigned to the common stock warrants. Included in the reported net loss of $11.4 million was a $1.1 million gain on the sale of product lines, the $13.5 million stock-based compensation charge, a $0.5 million cumulative effect of an accounting change and $0.4 million of fair value inventory purchase accounting adjustments. Excluding these items, the Company would have reported net income of $1.8 million. Excluding these items and the $4.2 million beneficial conversion feature recorded on the convertible preferred stock, the Company would have reported net income of $0.02 per share for the year ended December 31, 2000.

     The reported net loss for the year ended December 31, 1999 was $6.0 million, or $0.40 per share. The reported net loss per share includes $0.8 million of preferred stock dividends. Included in the reported net loss of $6.0 million was a $3.7 million gain (net of tax) on the sale of a product line and a $1.8 million tax benefit related to the NeuroCare acquisition, $2.5 million of fair value inventory purchase accounting adjustments and $1.0 million of severance costs associated with the NeuroCare acquisition. Excluding these items, the Company would have reported a net loss of $8.0 million, or $0.52 per share.

     Excluding the above items, adjusted Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA") would have been $7.8 million in 2000, as compared to a negative $5.6 million in 1999. EBITDA is calculated by adding back interest, taxes, depreciation and amortization to net income or loss.

1999 COMPARED TO 1998



                                                                                     1999                1998
                                                                                 ------------        -----------
         Integra NeuroSciences:
              - Neuro intensive care unit.................................        $  14,398           $       -
              - Neuro operating room......................................            8,014                   -

           Total product sales............................................           22,412                   -
           Cost of product sales..........................................           12,893                   -

           Gross margin on product sales..................................            9,519                   -
           Gross margin percentage........................................               42%                  -

         Integra LifeSciences:
              - Private label products....................................        $  10,226           $  11,295
              - Distributed products......................................            7,409               2,887

           Total product sales............................................           17,635              14,182
           Cost of product sales..........................................            9,785               7,580

           Gross margin on product sales..................................            7,850               6,602
           Gross margin percentage........................................               45%                 47%

         Total product sales..............................................        $  40,047           $  14,182
         Consolidated gross margin percentage.............................               43%                 47%



     Total product sales increased $25.9 million, or 182%, in 1999, with sales of product lines acquired in 1999 accounting for $24.5 million, or 172%, of this increase. Sales growth for the year was led by the Integra NeuroSciences division, which reported $21.9 million of sales from product lines acquired in the NeuroCare acquisition and $0.5 million of sales of the DuraGen(R) product, which was launched in the third quarter of 1999. Excluding fair value inventory purchase accounting adjustments recorded in connection with the NeuroCare acquisition, gross margins on Integra NeuroSciences product sales would have been 51% in 1999.

     Sales in the Integra LifeSciences division increased $3.5 million, or 24%, in 1999. An increase of $3.9 million from sales of distributed product lines acquired in 1998 and 1999 was offset by a decrease of

$2.1 million of sales of INTEGRA(R) Dermal Regeneration Template through Ethicon in 1999. The remainder of the increase in 1999 relates to organic sales growth in existing product lines. Excluding fair value inventory purchase accounting adjustments, which reduced reported 1998 gross margins by 2 percentage points, adjusted gross margins on Integra LifeSciences product sales decreased 1 percentage point to 48% in 1999. The decline in adjusted gross margins in 1999 was related to the lower gross margins on sales of the INTEGRA(R) Dermal Regeneration Template through Ethicon.

     Other revenue, which decreased $0.6 million to $2.8 million in 1999, consisted of $1.3 million of research and development funding from strategic partners and government grants, $0.9 million of license, distribution and other event-related revenues from strategic partners and other third parties, and $0.6 million of royalty income. In 1998, other revenue consisted of $1.5 million of license, distribution and other event-related revenues from strategic partners and other third parties, $1.6 million of research and development funding from strategic partners and government grants, and $0.3 million of royalty income.

Research and development expenses were as follows (in thousands):

                                                       1999        1998
                                                       ----        ----
Integra NeuroSciences...........................     $2,080       $  945
Integra LifeSciences............................      6,813        7,479
                                                     ------       ------
     Total......................................     $8,893       $8,424


     Research and development expense in the Integra NeuroSciences segment increased in 1999 primarily because of the NeuroCare acquisition. Integra NeuroSciences research and development activities in 1998 consisted of programs involving the DuraGen(R) product and the peripheral nerve guide. Research and development activities within the Integra LifeSciences segment decreased in 1999 primarily because of the elimination of several non-core research programs throughout 1999.

Selling and marketing expenses were as follows (in thousands):

                                                       1999        1998
                                                       ----        ----
Integra NeuroSciences...........................     $6,244       $  628
Integra LifeSciences............................      3,243        5,273
                                                     ------       ------
     Total......................................     $9,487       $5,901


     Integra NeuroSciences selling and marketing expense increased in 1999 primarily because of the NeuroCare acquisition. Additional increases resulted from expenses related to the domestic and international launch of the DuraGen(R) product in the third quarter of 1999. The decrease in Integra LifeSciences selling and marketing expenses is primarily the result of the transition of INTEGRA(R) Dermal Regeneration Template selling and marketing activities to Ethicon, offset by a slight increase in sales and marketing costs related to acquired product lines.

General and administrative expenses were as follows (in thousands):

                                                        1999       1998
                                                        ----       ----
Integra NeuroSciences...........................      $4,726      $  437
Integra LifeSciences............................       2,433       2,111
Corporate.......................................       6,165       7,239
                                                     -------      ------
     Total......................................     $13,324      $9,787


     Integra NeuroSciences general and administrative expense increased in 1999 primarily because of the NeuroCare acquisition. Included in this amount is $1.0 million of severance costs associated with the closure of NeuroCare's corporate headquarters in July 1999. General and administrative expense in the Integra LifeSciences segment increased in 1999 primarily due to additional headcount. The decrease in corporate general and administrative expenses in 1999 resulted primarily from decreased legal fees and costs associated with maintenance of the Company's intellectual property and the effects of a $0.2 million asset impairment charge recorded in 1998, offset by increases related to additional headcount.

     Net interest income consisted of interest income of $1.0 million and interest expense of $0.7 million in 1999. Interest income decreased in 1999 consistent with lower average cash and marketable securities balances during 1999.

     Other income decreased in 1999 primarily because of a $0.6 million favorable litigation settlement recorded in 1998.

International Product Sales and Operations

     In 2000, sales to customers outside the United States totaled $13.6 million, or 21% of consolidated product sales, of which approximately 50% were to Europe. Of this amount, $3.2 million of these sales were generated in foreign currencies from our subsidiary based in Andover, England, which was acquired in April 2000. Our international sales and operations are subject to the risk of foreign currency fluctuations, both in terms of exchange risk related to transactions conducted in foreign currencies and the price of our products in those markets for which sales are denominated in the U.S. dollar.

     In 1999 and 1998, respectively, sales outside the United States totaled $9.1 million and $2.3 million, respectively. All of these product sales were generated from operations based in the United States and were denominated in U.S. dollars.

LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 2001, we had cash, cash equivalents and short-term investments of approximately $19.4 million and $12.3 million in short and long-term debt.

     To date, we have experienced significant cumulative operating losses. Historically, we have funded our operations primarily through private and public offerings of equity securities, product revenues, research and collaboration funding, borrowings under a revolving credit line and cash acquired in connection with business acquisitions and dispositions. Recently, however, we have substantially reduced our cash burn rate and, in the first quarter of 2001, generated positive operating cash flows of

$4.5 million. Operating cash flows in the first quarter of 2001 included a $2.2 million use of cash due to inventory growth and a $1.9 million source of cash from a prepayment relating to the second quarter of 2001 from our strategic alliance with Johnson & Johnson Ethicon.

     Our principal uses of funds during the first quarter of 2001 were $2.2 million of debt repayments and $0.4 million in purchases of property and equipment. Principal sources of funds were $4.5 million of positive operating cash flow, $0.8 million of proceeds from short-term borrowings, and $1.4 million from the issuance of common stock.

     Excluding the $13.5 million stock-based compensation charge, we would have reported operating income of $1.8 million for the year ended December 31, 2000. However, the Company did not generate positive operating cash flows in 2000 because of a significant increase in working capital.

     Our principal uses of funds during 2000 were $4.1 million for the acquisition of CNS, $12.1 million for the acquisition of certain product lines from NMT, $3.3 million in purchases of property and equipment, $2.3 million of term loan repayments, and $5.0 million used in operations. Operating cash flow was negative in 2000 primarily because of increased inventory to support the growth in the business, increased accounts receivable balances generated from higher product sales, and an increase in demonstration equipment and sample product provided to the significantly larger Integra NeuroSciences sales force. In 1999, cash flow from operations was positive primarily because of a $5.7 million increase in deferred revenues, most of which was provided by cash received under the Ethicon Agreement.

     In 2000, we raised $5.4 million from the sale of Series C Preferred Stock and warrants to affiliates of Soros Private Equity Partners LLC, $5.0 million from a private placement of common stock, $3.2 million from the issuance of common stock through employee benefit plans, $3.1 million of proceeds from short-term borrowings, and $1.6 million from the sale of product lines.

     We maintain a term loan and revolving credit facility from Fleet Capital Corporation (collectively, the "Fleet Credit Facility"), which is collateralized by all of the assets and ownership interests of various of our subsidiaries including Integra NeuroCare LLC, and NeuroCare Holding Corporation (the parent company of Integra NeuroCare LLC) has guaranteed Integra NeuroCare LLC's obligations. Integra NeuroCare LLC is subject to various financial and non-financial covenants under the Fleet Credit Facility, including significant restrictions on its ability to transfer funds to us or our other subsidiaries and restrictions on its ability to borrow more money. The financial covenants specify minimum levels of interest and fixed charge coverage and net worth, and also specify maximum levels of capital expenditures and total indebtedness to operating cash flow, among others. While we anticipate that Integra NeuroCare LLC will be able to satisfy the requirements of these financial covenants, there can be no assurance that Integra NeuroCare LLC will generate sufficient earnings before interest, taxes, depreciation and amortization to meet the requirements of such covenants. The term loan is subject to mandatory prepayment amounts if certain levels of cash flow are achieved. In April 2001, Integra NeuroCare LLC prepaid approximately $2.0 million in principal as a result of such provisions in addition to the scheduled quarterly principal payment.

     In January 2000, we issued a 5% $2.8 million promissory note to the seller of the CNS business. The promissory note, which is payable in two principal payments of $1.4 million each, plus accrued interest, is collateralized by inventory, property and equipment of the CNS business and by a collateral assignment of a $2.8 million promissory note from one of our subsidiaries. The first principal payment, including accrued interest, was paid on January 16, 2001. The final payment is due in January 2002.

     In the short-term, we believe that we have sufficient resources to fund our operations. However, in the longer-term, there can be no assurance that we will be able to generate sufficient revenues to sustain positive operating cash flows or profitability or to find acceptable alternatives to finance future acquisitions.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We are exposed to market risks arising from an increase in interest rates payable on the variable rate Fleet Credit Facility. For example, based on the remaining term loan and revolving credit facility outstanding at March 31, 2001, an annual interest rate increase of 100 basis points would increase interest expense by approximately $110,000.

OTHER MATTERS

REDEMPTION OF SERIES B CONVERTIBLE PREFERRED STOCK

     On May 4, 2001, the Company notified the holders of the 100,000 shares of Series B Preferred of its intention to redeem these shares on June 29, 2001 for $12.3 million. The holders of the Series B Preferred have the right to convert their shares into common stock prior to this redemption. Because the conversion price of $3.82 per share is substantially below the current market value of the Company's common stock, we expect that the holders of the Series B Preferred will convert their shares into common stock, although there can be no assurance in this regard. The Series B Preferred shares are convertible into 2,617,801 shares of common stock.

NET OPERATING LOSSES

     At December 31, 2000, we had net operating loss carryforwards ("NOL's") of approximately $41.6 million and $18.2 million for federal and state income tax purposes, respectively, to offset future taxable income, if any. The federal and state NOL's expire through 2020 and 2007, respectively.

     At December 31, 2000, several of our subsidiaries had unused NOL and tax credit carryforwards arising from periods prior to our ownership. Excluding our Telios Pharmaceuticals, Inc. subsidiary ("Telios"), approximately $9 million of these NOL's for federal income tax purposes expire between 2001 and 2005. Our Telios subsidiary has approximately $84 million of net operating losses, which expire between 2002 and 2010. The amount of Telios' net operating loss that is available and our ability to utilize such loss is dependent on the determined value of Telios at the date of acquisition. We have a valuation allowance of $45 million recorded against all deferred tax assets, including the net operating losses, due to the uncertainty of realization. The timing and manner in which these acquired net operating losses may be utilized in any year by us are severely limited by the Internal Revenue Code of 1986, as amended, Section 382 and other provisions of the Internal Revenue Code and its applicable regulations.

     As of December 31, 2000, the Company had provided a $44.8 million valuation allowance against its consolidated deferred tax asset due to the uncertainty of its realization. Because the Company has generated taxable income during recent quarters, management is continuing to reassess the potential realizability of this asset through the generation of future taxable income. The recognition of the deferred tax asset could affect the Company's income tax provision in the near term.

NEW ACCOUNTING PRONOUNCEMENTS

     In December 1999 (as amended in March 2000 and June 2000) the staff of the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 101, Revenue Recognition (the "SAB"). As the result of the adoption of the SAB, the Company recorded a $470,000 cumulative effect of an accounting change to defer a portion of a non-refundable, up-front fee received and recorded in other revenue in 1998. The cumulative effect of this accounting change was measured and recorded as of January 1, 2000.

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement No. 133, as amended by Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," requires companies to recognize all derivatives as either assets or liabilities in the balance sheet and measure such instruments at fair value. The Company's adoption of Statement No. 133 as of January 1, 2001 did not have a material effect on the Company's results of operations or financial position during the first quarter of 2001.

                                    BUSINESS

OVERVIEW

     Integra develops, manufactures and markets medical devices, implants and biomaterials. Our operations consist of (1) Integra NeuroSciences, which is a leading provider of implants, devices, and monitors used in neurosurgery, neurotrauma, and related critical care and (2) Integra LifeSciences, which develops and manufactures a variety of medical products and devices, including products based on our proprietary tissue regeneration technology which are used to treat soft tissue and orthopedic conditions. Integra NeuroSciences sells primarily through a direct sales organization, and Integra LifeSciences sells primarily through strategic alliances and distributors.

     Integra was founded in 1989 and over the next decade built a product portfolio based on resorbable collagen and a product development platform based on technologies directed toward tissue regeneration. During 1999 and 2000, we expanded into the neurosurgical market, an attractive niche, through acquisitions and introductions of new products. Our 2000 revenues increased to $71.6 million, compared to $42.9 million in 1999 and $17.6 million in 1998. Revenues for the first quarter of 2001 increased $7.2 million, or 49%, over the first quarter of 2000 to $21.7 million.

     In 2000, we sold over 1,000 different products to over 2,000 hospitals and other customers in more than 80 countries. We generate revenues from product sales, strategic alliances and royalties and invested $7.5 million in research and development relating to new products, including those using our biomaterials, peptide chemistry and collagen engineering technologies.

     Integra NeuroSciences accounted for 64% of total revenues in 2000 and 68% of total revenues during the first three months of 2001. We market these products to neurosurgeons and critical care units, which comprise a focused group of hospital-based practitioners. As a result, we believe we are able to access this market through a cost-effective sales and marketing infrastructure.

     For the majority of the products we manufacture under Integra LifeSciences, we partner with market leaders, which we believe allows us to achieve our growth objectives cost effectively while enabling us to focus our management efforts on developing new products. These non-neurosurgical products address large, diverse markets, and we believe that they can be more cost effectively promoted through leveraging marketing partners than through developing a sales infrastructure ourselves. Our strategic alliances include Ethicon, Inc., a division of Johnson & Johnson, Sulzer Dental, a division of Sulzer Medica Ltd., the Genetics Institute division of American Home Products Corporation, and Medtronic Sofamor Danek.

STRATEGY

     Our goal is to become a leader in the development, manufacture and marketing of medical devices, implants and biomaterials in the markets in which we compete. Our products are principally used in the diagnosis and treatment of neurosurgical, soft-tissue and orthopedic conditions and we intend to expand our presence in those markets. Key elements of our strategy include the following:

EXPAND OUR NEUROSURGERY MARKET PRESENCE. Through acquisitions and internal growth, we have rapidly grown Integra NeuroSciences into a leading provider of products for the neurosurgery market. We believe there exists additional growth potential in this market through:

     o    increasing market share of existing product lines;

     o    expanding our product portfolio through acquisitions; and

     o continuing development and promotion of innovative products, such as the DuraGen(R)Dural Graft Matrix.

CONTINUE TO DEVELOP NEW AND INNOVATIVE MEDICAL PRODUCTS. As evidenced by our development of INTEGRA(R) Dermal Regeneration Template, Biomend(R), Biomend(R) Extend and DuraGen(R), we have a leading proprietary resorbable implant franchise. INTEGRA(R) Dermal Regeneration Template is a proprietary resorbable matrix used to enable the human body to regenerate functional dermal tissue. In 1999, we introduced our DuraGen(R) Dural Graft matrix to close brain and spine membranes. We are currently developing a variety of innovative neurosurgical and other medical products as well as seeking expanded applications for our existing products.

CONTINUE TO FORM STRATEGIC ALLIANCES FOR INTEGRA LIFESCIENCES PRODUCTS. We have collaborated with leading companies to develop and market the majority of our non-neurosurgical product lines. These products address large and diverse markets which we believe can be more cost effectively accessed through marketing partners than through developing our own sales infrastructure. We have partnered with Ethicon to market our INTEGRA(R) Dermal Regeneration Template and intend to pursue additional strategic alliances selectively.

ADDITIONAL STRATEGIC ACQUISITIONS. Since March 1999 we have completed five acquisitions in the neurosurgical market. We intend to seek additional acquisitions in this market and in other niche medical technology markets characterized by high margins, fragmented competition and focused target customers.

PRODUCTS

     We manufacture and market a broad range of medical products for the diagnosis and treatment of spinal and cranial disorders, soft tissue repair and orthopedic conditions. We are also actively engaged in a variety of research and development programs relating to new products or product enhancements utilizing our tissue regeneration technology. Our principal products and product lines are summarized in the following table.

INTEGRA NEUROSCIENCES



PRODUCT LINES                                 APPLICATION                                   STATUS
-------------                                 -----------                                   ------
NEURO INTENSIVE CARE UNIT
Camino(R) and Ventrix(R) fiber                Access, drainage and continuous               Marketed
   optic-based intracranial monitoring        monitoring of intracranial pressure,
   systems, LICOX(R)(1) oxygen monitoring     oxygen and temperature following
   systems, Clinical Neuro Systems(TM),       injury or neurosurgical procedures
   Camino(R) and Heyer-Schulte(R)
   drainage systems & cranial access kits

NEURO OPERATING ROOM
Heyer--Schulte(R)neurosurgical shunts         Specifically designed for the                 Marketed
                                              management of hydrocephalus, a
                                              chronic condition involving excess
                                              cerebrospinal fluid in the brain

DuraGen(R)Dural Graft Matrix (absorbable      Graft to close brain and spine                Marketed
   collagen-based)                            membrane

Selector(R)Integra Ultrasonic Aspirator/      Use ultrasound to ablate cancer tumors        Marketed
   Dissectron(R) Ultrasonic Surgical
   Aspirator

Integra Coblation(R)(1) Neurosurgical System  Uses bipolar electrosurgery to ablate         Marketed
                                              cancer tumors for neurosurgical
                                              applications

Redmond(TM)-Ruggles(TM)neurosurgical and
   spinal instruments                         Specialized surgical instruments for          Marketed
                                              use in brain or spinal surgery

Neuro Navigational(R)flexible endoscopes for  For minimally invasive surgical               Marketed
   neurosurgery                               access to the brain

Peripheral nerve conduit                      Repair of peripheral nerves                  In clinical trials


INTEGRA LIFESCIENCES


PRODUCT LINES                         APPLICATION                        STATUS           MARKETING/DEVELOPMENT PARTNER
-------------                        ------------                        ------          ------------------------------
PRIVATE LABEL PRODUCTS

INTEGRA(R)Dermal Regeneration         Regenerate dermis and repair       Marketed         Ethicon, Inc., a division of
   Template                           skin defects                                        Johnson & Johnson, and Century
                                                                                          Medical, Inc. (Japan)

----------
(1) Coblation is a registered trademark of Arthrocare Corporation.


DENTAL SURGERY PRODUCTS:

BioMend(R)and Biomend(R)Extend        Used in guided tissue              Marketed         Sulzer Dental, a division of
   Absorbable Collagen Membrane       regeneration in periodontal                         Sulzer Medica Ltd.
                                      surgery

CollaCote(R), CollaTape(R)and         Used to control bleeding in        Marketed         Sulzer Dental
   CollaPlug(R)absorbable wound       dental surgery
   dressings

INFECTION CONTROL PRODUCTS

VitaCuff(R)                           Provides protection against        Marketed         Bard Access Systems, Inc., Arrow
                                      infection arising from long-term                    International, Inc., Tyco
                                      catheters                                           International

BioPatch(R)(1)                        Anti-microbial wound dressing      Marketed         Ethicon, Inc.

ORTHOPEDICS

Absorbable Collagen Sponge for use    Fracture management/enabling       Development      Genetics Institute division of
   with bone morphogenetic protein    spinal fusion                                       American Home Products,
   (rhBMP-2)                                                                              Medtronic Sofamor Danek

Tyrosine polycarbonates for           Fixation or alignment of           Development      Bionx Implants, Inc.
   fixation devices such as           fractures
   resorbable screws, plates, pins,
   wedges and nails

Articular cartilage repair            Regeneration of joint cartilage    Development      None

DISTRIBUTED PRODUCTS

Helitene(R)and Helistat(R)absorbable  Control of bleeding                Marketed         Various distributors
   collagen hemostatic agents

Sundt(TM) and other hemodynamic       Carotid endarterectomy shunts      Marketed         Various distributors
   shunts                             for shunting blood during
                                      surgical procedures involving
                                      blood vessels

Spembly Medical Cryosurgery products  Allow surgeon to use low           Marketed         Various distributors
                                      temperature to more easily
                                      extract diseased tissue



--------------
(1) Biopatch is a registered trademark of Johnson & Johnson.

INTEGRA NEUROSCIENCES

IN GENERAL

     We manufacture and market a multi-line offering of innovative neurosurgical devices used for brain and spine injuries. We intend to be the neurosurgeon's and neuro-intensive care unit's "one-stop shop" for these products. For the intensive care unit, we sell the Camino(R), Ventrix(R) and LICOX(R) lines of intracranial pressure, temperature and oxygen monitoring systems and external drainage systems manufactured under the Camino(R), Heyer-Schulte(R) and Clinical Neuro Systems(TM) brand names. For the operating room, we sell a wide range of products, including Heyer-Schulte hydrocephalus management shunting products, the DuraGen(R) Dural Graft Matrix, the Selector(R) Integra Ultrasonic Aspirator and Dissectron(R) Ultrasonic Surgical Aspirator, Integra Coblation(R) Neurosurgical Systems, Redmond(TM)-Ruggles(TM) neurosurgical instruments and Neuro Navigational(R) endoscopes.

     We sell our neurosurgical products in the United States through a direct sales force organized into five regions, each with a manager. We employ 44 direct sales personnel called neurospecialists covering 44 territories. We also employ seven clinical development specialists who directly educate and train both the neurospecialists and our customers in the use of our products, and a scientific director with a Ph.D in neurosciences. The sales organization has more than doubled in size since the acquisition of the first neurosciences business in early 1999. We believe this expansion allows for smaller, more focused territories, greater participation in trade shows and more extensive marketing efforts. We also sell directly in the United Kingdom and plan to sell through a direct sales force in Germany and France. In the rest of the world, we sell our products through approximately 80 specialized neurosurgical distributors and dealers.

INDUSTRY

     The neurosurgical device market consists of medical products, implants and instruments used for the diagnosis, treatment and monitoring of chronic diseases and acute injuries involving the brain and spinal chord. These products are primarily used in the operating room and intensive care unit by neurosurgeons and nurses. According to industry sources, the size of the market for our products is approximately $400 million and is expected to grow at annual rate of 6-8%.

     Integra NeuroSciences addresses the market need created by trauma cases, cancer, hydrocephalus and other conditions of the brain and spine through its established market positions in intracranial monitoring, neurosurgical shunting, dural repair, tumor ablation and specialty neurosurgical instrumentation.

     Intracranial monitors are used by neurosurgeons in diagnosing and treating cases of severe head trauma and other diseases. Integra NeuroSciences currently has more than 3,000 intracranial monitors installed worldwide. There are approximately 400,000 cases of head trauma each year in the United State, of which the portion that requires monitoring and intervention represents a market of approximately $40 million.

     Hydrocephalus is an incurable condition resulting from an imbalance between the amount of cerebrospinal fluid ("CSF") produced by the body and the rate at which CSF is absorbed by the brain. This condition causes the ventricles of the brain to enlarge and the pressure inside the head to increase. Hydrocephalus often is present at birth, but may also result from head trauma, spina bifida, intraventricular hemorrhage, intracranial tumors and cysts. The most common method of treatment of hydrocephalus is the insertion of a shunt into the ventricular system of the brain to divert the flow of CSF out of the brain. A pressure valve then maintains the CSF at normal levels within the ventricles.

According to the Hydrocephalus Association, hydrocephalus affects approximately one in 500 children born in the United States. Approximately 80% of total CSF shunt sales address birth-related hydrocephalus with the remaining 20% addressing surgical procedures involving excess CSF due to head trauma.

     Based on industry sources, we believe that the total United States market for hydrocephalus management, including monitoring, shunting and drainage, is approximately $70 million. Of that amount, it is estimated that a little more than half constitutes sales of monitoring products, and the balance constitutes sales of shunts and drains for the management of hydrocephalus.

     Our Selector(R) Integra Ultrasonic Aspirator, Dissectron(R) Ultrasonic Surgical Aspirator and Integra Coblation(R) products address the market for the surgical destruction and removal of malignant and non-malignant tumors and other tissue. More than 110,000 metastatic brain tumors are diagnosed annually in the United States. According to the American Cancer Society, brain tumors are the second fastest growing cause of cancer death among people over 65 and are among the most common types of cancer found in children.

     Our DuraGen(R) Dural Graft Matrix product line addresses the market for dural substitutes, including cranial and spinal procedures.

     Integra NeuroSciences' Redmond(TM)-Ruggles(TM) line of neurosurgery and spinal instrumentation products, including hand-held spinal and neurosurgery instruments such as retractors, kerrisons, dissectors and curettes, addresses the market for neurosurgical instruments.

     Integra NeuroSciences' line of minimally invasive neuroendoscopy products addresses a market growing, in part, because of the introduction of new procedures called third ventriculostomies which are increasingly substituting for shunt placement for patients who meet the criteria.

PRODUCTS

NEURO INTENSIVE CARE UNIT

     THE MONITORING OF BRAIN PARAMETERS. Integra NeuroSciences sells the Camino(R) and Ventrix(R) lines of intracranial pressure and temperature monitoring systems, and the LICOX(R) Brain Tissue Oxygen Monitoring System. The Camino(R) and Ventrix(R) systems measure the intracranial pressure and temperature in the brain and ventricles, and the LICOX(R) system allows for continuous qualitative regional monitoring of dissolved oxygen in cerebral tissues. Core technologies in the brain parameter monitoring product line include the design and manufacture of the disposable catheters used in the monitoring systems, pressure transducer technology, optical detection/fiber optic transmission technology, sensor characterization and calibration technology and monitor design and manufacture.

     EXTERNAL DRAINAGE SYSTEM PRODUCT LINE. Integra NeuroSciences' ventricular and lumbar external drainage systems are manufactured under the Camino(R), Heyer-Shulte(R) and Clinical Neuro Systems(TM) brand names. We manufacture the drainage systems in both Anasco, Puerto Rico (for sale under the Camino(R) and Heyer-Schulte(R) brand names) and in Exton, Pennsylvania (for sale under the Clinical Neuro Systems(TM) brand name).

NEURO OPERATING ROOM

     SHUNTS FOR HYDROCEPHALUS MANAGEMENT. Our line of shunting products for hydrocephalus management includes the Novus(R), LPV(R) and Pudenz(TM) shunts, ventricular, peritoneal and cardiac catheters, physician-specified hydrocephalus management shunt kits, Ommaya(R) CSF reservoirs and Spetzler(R) lumbar and syringo-peritoneal shunts. Shunts are medical devices implanted in the patient to drain excess CSF from the ventricles of the brain into the peritoneal cavity or externally.

     DURAGEN(R) PRODUCT LINE. The DuraGen(R) Dural Graft Matrix is a resorbable collagen matrix indicated for the repair of the dura mater. The dura mater is the thick membrane that contains the CSF within the brain and the spine. The dura mater must be penetrated during brain surgery and is often damaged during spinal surgery. In either case, surgeons often close or repair the dura mater with a graft. The graft may consist of other tissue taken from elsewhere in the patient's body, or it may be one of the dural substitute products currently on the market which are made of synthetic materials, processed human cadaver, or bovine pericardium. We believe that the other methods for repairing the dura mater suffer from shortcomings addressed by the DuraGen(R) Dural Graft Matrix.

     Our DuraGen(R) product has been shown in clinical trials to be an effective means for closing the dura mater without the need for suturing, which allows the neurosurgeon to conclude the operation more efficiently. In addition, because the DuraGen(R) product is ultimately resorbed by the body and replaced with new natural tissue, the patient avoids some of the risks associated with a permanent implant inside the cranium.

     SELECTOR(R) INTEGRA ULTRASONIC ASPIRATOR. The Selector(R) Integra Ultrasonic Aspirator uses very high frequency sound waves to pulverize cancer tumors, and allows the surgeon to remove the damaged tumor tissue by aspiration. Unlike other surgical techniques, ultrasonic surgery selectively dissects and fragments soft tissue leaving fibrous tissues such as nerves and blood vessels intact. Ultrasonic aspiration facilitates the ablation of unwanted tissue adjacent or attached to vital structures.

     DISSECTRON(R) ULTRASONIC SURGICAL ASPIRATOR. The Dissectron(R) Ultrasonic Surgical Aspirator system, acquired in April 2001, applies ultrasonic energy to precisely fragment and emulsify soft tissue, which is subsequently aspirated, while preserving major blood vessels, nerves and elastic fibers. The system has been used internationally in a variety of surgical applications, including neurosurgery. The Dissectron(R) system has United States FDA 510(k) clearance for neurosurgical applications and CE Mark Certification in the European Union. However, we have no plans to sell the Dissectron(R) system in the United States.

     INTEGRA COBLATION(R). Integra NeuroSciences is the exclusive sales and distribution partner for ArthroCare Corporation's Coblation(R) based surgical system for neurosurgery in North American and certain other international markets. ArthroCare's Coblation(R) products allow surgeons to operate with a high level of control, limiting damage to surrounding tissue and thereby potentially reducing pain and speeding recovery for the patient. Coblation(R) products, including the neurosurgery system that we distribute, operate at lower temperatures than traditional electrosurgical or laser surgery tools and enable surgeons to remove, shrink or sculpt soft tissue and to seal bleeding vessels. ArthroCare's soft-tissue surgery systems consist of a controller unit and an assortment of disposable devices that are specialized for specific types of surgery. We are working with ArthroCare to develop handpieces and other accessories particularly for the neurosurgical application.

     REDMOND(TM)-RUGGLES(TM) PRODUCT LINE. We provide neurosurgeons and spine surgeons with a full line of specialty hand-held spinal and neurosurgical instruments sold under the Redmond(TM) and Ruggles(TM) brand names. These products include retractors, kerrisons, dissectors and curettes. Major product segments include spinal instruments, microsurgical neuro instruments, and products customized by Integra NeuroSciences and sold through other companies and distributors. Most of these products are manufactured to Integra's specifications by specialty surgical steel fabricators in Germany.

     NEURO NAVIGATIONAL(R) ENDOSCOPE PRODUCT LINE. We manufacture and sell disposable minimally invasive neuroendoscopy products under the Neuro Navigational(R) brand name. These fiber optic instruments are used to facilitate minimally invasive neurosurgery.

     PERIPHERAL NERVE CONDUIT. Peripheral nerves are one of the few tissues of the body that spontaneously regenerate. However, in the majority of cases regenerating peripheral nerves fail to make useful, functional connections. Consequently, peripheral nerve injuries often result in permanent loss of sensation and motor control. The conventional method of treatment for a severed peripheral nerve is microsurgical repair or nerve grafts. Our peripheral nerve regeneration device is a collagen tube designed to facilitate regeneration of the severed nerve and to act as a bridge between the severed nerve ends. The collagen conduit supports nerve regeneration and is then absorbed into the body. Our pre-clinical studies have demonstrated the closure of 5-cm gaps in peripheral nerves in non-human primates with restored nerve function. Our proprietary resorbable conduit for regenerating and reconnecting peripheral nerves has entered clinical trials in Europe.

INTEGRA LIFESCIENCES

IN GENERAL

     The Integra LifeSciences Division develops and manufactures tissue regeneration products and surgical products that are primarily sold outside of neurosurgery and neurotrauma. Many of the current products of Integra LifeSciences are built on our expertise in resorbable collagen products. Integra LifeSciences's research and development programs are generally constructed around strategic alliances with leading medical device companies.

PRODUCTS

PRIVATE LABEL PRODUCTS

     INTEGRA(R) DERMAL REGENERATION TEMPLATE. INTEGRA(R) Dermal Regeneration Template is designed to enable the human body to regenerate functional dermal tissue. Human skin consists of the epidermis and the dermis. The epidermis is the thin, outer layer that serves as a protective seal for the body, and the dermis is the thicker layer underneath that provides structural strength and flexibility and supports the viability of the epidermis through a vascular network. The body normally responds to severe damage to the dermis by producing scar tissue in the wound area. This scar tissue is accompanied by contraction that pulls the edges of the wound closer which, while closing the wound, often permanently reduces flexibility. In severe cases, this contraction leads to a reduction in the range of motion for the patient, who subsequently requires extensive physical rehabilitation or reconstructive surgery. Physicians treating severe wounds, such as full-thickness burns, seek to minimize scarring and contraction.

     INTEGRA(R) Dermal Regeneration Template was designed to minimize scar formation and wound contracture in full thickness skin defects. INTEGRA(R) Dermal Regeneration Template consists of two layers, a thin collagen-glycosaminoglycan sponge and a silicone membrane. The product is applied with the sponge layer in contact with the excised wound. The sponge material serves as a template for the growth of new functional dermal tissue. The outer membrane layer acts as a temporary substitute for the epidermis to control water vapor transmission, prevent re-injury and minimize bacterial contamination.

     INTEGRA(R) Dermal Regeneration Template was approved by the FDA under a premarket approval application ("PMA") for the post-excisional treatment of life-threatening full-thickness or deep partial-thickness thermal injury where sufficient autograft is not available at the time of excision or not desirable due to the physiological condition of the patient.

     We estimate that the worldwide market for use of skin replacement products (such as INTEGRA(R) Dermal Regeneration Template) in the treatment of severe burns is approximately $75 million. However, the potential market for the use of INTEGRA(R) Regeneration Template for reconstructive surgery and the treatment of chronic wounds is much larger, which we estimate to be in excess of $1 billion. In June 1999, Integra LifeSciences entered into a strategic alliance with Ethicon to distribute INTEGRA(R) Dermal Regeneration Template throughout the world, except Japan. As part of that strategic alliance, Ethicon has agreed to pay for clinical trials to support applications to the FDA for these broader indications. We cannot be certain that such clinical trials will be completed, or that INTEGRA(R) Dermal Regeneration Template will receive the approvals necessary to permit Ethicon to promote it for such indications.

     BIOMEND(R) ABSORBABLE COLLAGEN MEMBRANE. Our BioMend(R) Absorbable Collagen Membrane is used for guided tissue regeneration in periodontal surgery. The BioMend(R) membrane is inserted between the gum and the tooth after surgical treatment of periodontal disease, preventing the gum tissue from interfering with the regeneration of the periodontal ligament that holds the tooth in place. The BioMend(R) product is intended to be absorbed after approximately four to seven weeks, avoiding the requirement for additional surgical procedures to remove a non-absorbable membrane. BioMend(R) Extend has the same indication for use as BioMend(R), except that it absorbs in approximately 16 weeks. The BioMend(R) and BioMend(R) Extend Absorbable Collagen Membrane is sold through the Sulzer Dental division of Sulzer Medica.

     COLLAGEN MATRICES FOR USE WITH BONE GROWTH FACTORS. We supply the Genetics Institute division of American Home Products with absorbable collagen sponges for use in developing bone regeneration implants. Since 1994, we have supplied absorbable collagen sponges for use with Genetics Institute's recombinant human bone morphogenic protein-2 (rhBMP-2). Recombinant human BMP-2 is a manufactured version of human protein naturally present in very small quantities in the body. Genetics Institute is developing rhBMP-2 for clinical evaluation in several areas of bone repair and augmentation and, in February 2001, filed a PMA with the United States Food and Drug Administration seeking approval for the use of its rhBMP-2 in conjunction with our Absorbable Collagen Sponge for use in treatment of acute long-bone fractures requiring open surgical management. Spine applications are being developed through a related collaboration with Medtronic Sofamor Danek in North America.

     CARTILAGE REPAIR PROGRAM. Damaged articular cartilage, which connects the skeletal joints, is associated with the onset of progressive pain, degeneration and, ultimately, long-term osteoarthritis. Normal articular cartilage does not effectively heal. The conventional procedure for treating traumatic damage to cartilage involves smoothing damaged portions of the tissue and removing free-floating material from the joint using arthroscopic surgery with the objective of reducing pain and restoring mobility. However, this therapy does not stop joint surface degeneration, often requires two or more surgeries and results in the formation of fibrocartilage, which is rough and non-weight bearing over prolonged periods. Moreover, the long-term result of this procedure often is permanent reduction of joint mobility and an increased risk of developing osteoarthritis.

     We are developing our proprietary technology base toward an approach that will support in vivo regeneration of the patient's own articular cartilage. This technology will allow the patient's body to regenerate a smooth, weight-bearing surface. Our objective in developing this cartilage-specific technology is to produce a product that provides the proper matrix system to allow the natural regeneration of the patient's cartilage, with full restoration of function and diminished risk of osteoarthritis.

     TYROSINE POLYCARBONATES FOR ORTHOPEDIC IMPLANTS. We are continuing to develop additional biomaterial technologies that enhance the rate and quality of healing and tissue regeneration with synthetic biodegradable scaffolds that support cell attachment and growth. We are developing a new class of resorbable polycarbonates created through the polymerization of tyrosine, a naturally occurring amino acid. A well-defined and commercially scaleable manufacturing process prepares these materials. Device fabrication by traditional techniques such as compression molding and extrusion is readily achieved. We believe that this new biomaterial will be useful in promoting full bone healing when implanted in damaged sites. This material is currently being developed for orthopedic and tissue engineering applications where strength and bone compatibility are critical issues for success of healing. We have entered into agreements to supply the material to Bionx Implants, Inc. for specified orthopedic implants. No medical device containing the material has yet been approved for sale.

     OTHER SURGICAL PRODUCTS. Other current products of Integra LifeSciences include the VitaCuff(R)catheter access infection control device (sold to Bard Access Systems, Inc., Arrow International, Inc. and Tyco International Ltd.), the BioPatch(R) anti-microbial wound dressing (sold to Ethicon), and a wide range of resorbable collagen products for hemostasis (sold to Sulzer Dental for use in periodontal surgery and other distributors under the Helistat(R)and Helitene(R)Absorbable Collagen Hemostatic Agent names).

     Our Sundt(TM) and other carotid endarterectomy shunts are used to divert blood to vital organs (such as the brain) during carotid artery surgical procedures.

     Finally, our Spembly Medical cryosurgery products allow surgeons to use low temperatures to more easily extract diseased tissue.

STRATEGIC ALLIANCES

     We use distribution alliances to market the majority of our Integra LifeSciences products. We have also entered into collaborative agreements relating to research and development programs involving our technology. These arrangements are described below.

     ETHICON. In June 1999, we entered into a strategic alliance with Ethicon to distribute INTEGRA(R) Dermal Regeneration Template throughout the world, except in Japan. Ethicon is responsible for marketing and selling the product, has agreed to make significant minimum product purchases, and will provide $2 million annual funding for research, development and certain clinical trials for the first five years of the alliance and thereafter based on a percentage of net sales. In addition, Ethicon is obligated to make contingent payments to Integra LifeSciences in the event of certain clinical developments and to assist in the expansion of our manufacturing capacity as we achieve certain sales targets. Under the agreement, we are obligated to manufacture the product and are responsible for continued research and development. The initial term of the agreement is ten years, and Ethicon may at its option extend the agreement for an additional ten years. Ethicon may terminate the agreement with notice prior to the end of the initial term. Depending upon the reasons for any such termination, Ethicon may be obligated to make significant payments to us.

     CENTURY MEDICAL, INC. In 1997, we signed an exclusive importation and sales agreement for INTEGRA(R)Dermal Regeneration Template in Japan with Century Medical Inc., a subsidiary of ITOCHU Corporation. Under this agreement, Century Medical, Inc. is conducting a clinical trial in Japan at its own expense to obtain Japanese regulatory approvals for the sale of INTEGRA(R)Dermal Regeneration Template in Japan.

     OTHER  ORTHOPEDICS.   In  addition  to  the  cartilage   program,   Integra
LifeSciences has several other programs oriented toward the orthopedic market. These programs include an alliance with Genetics Institute for the development of collagen matrices to be used in conjunction with Genetics Institute's recombinant human bone morphogenetic protein-2 ("rhBMP-2"). If approved, rhBMP-2 is expected to be used in conjunction with our matrices to regenerate bone. Genetics Institute is developing products based on rhBMP-2 for applications in orthopedics, oral and maxillofacial surgery and spine surgery. Spine applications are being developed through a related collaboration with Medtronic Sofamor Danek in North America.

     In September 1998, we announced a strategic alliance with Bionx Implants, Inc. ("Bionx") for developing fixation devices using Integra's polymer technology. Under the agreement with Bionx, Bionx has responsibility for clinical trials and any necessary regulatory filings. Products covered under the agreement with Bionx include a resorbable line of screws, plates, pins, wedges and nails used for the fixation and/or alignment of fractures or osteotomies in all areas of the musculoskeletal system except in the spine and cranium.

     SULZER DENTAL. Sulzer Medica Ltd.'s dental division, Sulzer Dental, has marketed and sold BioMend(R) since 1995, BioMend(R) Extend since 1999 and CollaCote(R), CollaPlug(R) and CollaTape(R) since 1992.

RESEARCH STRATEGY

     We have either acquired or secured the proprietary rights to several important technological and scientific platforms, including collagen matrix technology, peptide technology, biomaterials technology, and expertise in fiber optics. These technologies provide support for our critical applications in neurosciences and tissue regeneration, and additional opportunities for generating near-term and long-term revenues from medical applications. We have been able to identify and bring together critical platform technology components from which we work to develop solutions for both tissue regeneration and neurosciences. These efforts have led to the successful development of new products, such as the DuraGen(R) product.

     We spent approximately $2.1 million for the three months ended March 31, 2001 and $7.5 million, $8.9 million, and $8.4 million during fiscal years 2000, 1999, and 1998, respectively, on research and development activities. Research and development activities funded by government grants and contract development revenues amounted to $0.9 million for the three months ended March 31, 2001, and $2.8 million, $1.6 million and $1.8 million during fiscal years 2000, 1999, and 1998, respectively.

GOVERNMENT REGULATION

     As a manufacturer of medical devices, we are subject to extensive regulation by the FDA and, in some jurisdictions, by state and foreign governmental authorities. These regulations govern the introduction of new medical devices, the observance of certain standards with respect to the design, manufacture, testing, labeling and promotion of such devices, the maintenance of certain records, the ability to track devices, the reporting of potential product defects, the export of devices and other matters. We believe that we are in substantial compliance with these governmental regulations.

     From time to time, we have recalled certain of our products. To date, no such recall has had a material adverse effect on the company, but we cannot assure that a future recall would not have such an effect.

     Our medical devices introduced in the United States market are required by the FDA, as a condition of marketing, to secure a Premarket Notification clearance pursuant to Section 510(k) of the Federal Food, Drug and Cosmetic Act, an approved Premarket Approval ("PMA") application or a supplemental PMA. Alternatively, we may seek United States market clearance through a Product Development Protocol approved by the FDA. Establishing and completing a Product Development Protocol, or obtaining a PMA or supplemental PMA, can take up to several years and can involve preclinical studies and clinical testing. In order to perform clinical testing in the United States on an unapproved product, we are also required to obtain an Investigational Device Exemption (IDE) from the FDA. In addition to requiring clearance for new products, FDA rules may require a filing and FDA approval, usually through a PMA supplement or a 510(k) Premarket Notification clearance, prior to marketing products that are modifications of existing products or new indications for existing products. While the FDA Modernization Act of 1997, when fully implemented, is expected to inject more predictability into the product review process, streamline post-market surveillance, and promote the global harmonization of regulatory procedures, the process of obtaining such clearances can be onerous and costly.

     We cannot assure that all the necessary approvals, including approval for product improvements and new products, will be granted on a timely basis, if at all. Delays in receipt of, or failure to receive, such approvals could have a material adverse effect on our business. Moreover, after clearance is given, if the product is shown to be hazardous or defective, the FDA and foreign regulatory agencies have the power to withdraw the clearance or require us to change the device, its manufacturing process or its labeling, to supply additional proof of its safety and effectiveness or to recall, repair, replace or refund the cost of the medical device. In addition, federal, state and foreign regulations regarding the manufacture and sale of medical devices are subject to future changes. We cannot predict what impact, if any, these changes might have on its business. However, the changes could have a material impact on our business.

     We are also required to register with the FDA as a device manufacturer. As such, we are subject to periodic inspection by the FDA for compliance with the FDA's QSR requirements and other regulations. These regulations require that we manufacture our products and maintain our documents in a prescribed manner with respect to design, manufacturing, testing and control activities. Further, we are required to comply with various FDA requirements for labeling and promotion. The Medical Device Reporting regulations require that we provide information to the FDA whenever there is evidence to reasonably suggest that one of our devices may have caused or contributed to a death or serious injury or, if a malfunction were to recur, could cause or contribute to a death or serious injury. In addition, the FDA prohibits us from promoting a medical device before marketing clearance has been received or promoting an approved device for unapproved indications. If the FDA believes that a company is not in compliance with applicable regulations, it can institute proceedings to detain or seize products, issue a warning letter, issue a recall order, impose operating restrictions, enjoin future violations and assess civil penalties against the company, its officers or its employees and can recommend criminal prosecution to the Department of Justice. Such actions could have a material impact on our business. Other regulatory agencies may have similar powers.

     Medical device laws are also in effect in many of the countries outside the United States in which we do business. These laws range from comprehensive device approval and Quality System requirements for some or all of the our medical device products to simpler requests for product data or certifications. The number and scope of these requirements are increasing. In June 1998, the European Union Medical Device Directive became effective, and all medical devices must meet the Medical Device Directive standards and receive CE mark certification. CE Mark certification involves a comprehensive Quality System program, and submission of data on a product to the Notified Body in Europe. The Medical Device Directive, the ISO 9000 series of standards, and EN46001 are recognized international quality standards that are designed to ensure we develop and manufacture quality medical devices. Each of our facilities is audited on an annual basis by a recognized Notified Body to verify our compliance with these standards. In 2000, each of our facilities was audited and we have maintained our certification to these standards.

     In addition, we are required to notify the FDA if we export to certain countries medical devices manufactured in the United States that have not been approved by the FDA for distribution in the United

States. We are also required to maintain certain records relating to exports and make the records available to the FDA for inspection, if required.

OTHER UNITED STATES REGULATORY REQUIREMENTS

     In addition to the regulatory framework for product approvals, we are and may be subject to regulation under federal and state laws, including requirements regarding occupational health and safety; laboratory practices; and the use, handling and disposal of toxic or hazardous substances. We may also be subject to other present and possible future local, state, federal and foreign regulations.

     Our research, development and manufacturing processes involve the controlled use of certain hazardous materials. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our resources. Although we believe that we are in compliance in all material respects with applicable environmental laws and regulations, there can be no assurance that we will not incur significant costs to comply with environmental laws and regulations in the future, nor that our operations, business or assets will not be materially adversely affected by current or future environmental laws or regulations.

PATENTS AND INTELLECTUAL PROPERTY

     We pursue a policy of seeking patent protection of our technology, products and product improvements both in the United States and in selected foreign countries. When determined appropriate, we have enforced and plan to continue to enforce and defend our patent rights. In general, however, we do not rely on our patent estate to provide us with any significant competitive advantages. We rely upon trade secrets and continuing technological innovations to develop and maintain our competitive position. In an effort to protect our trade secrets, we have a policy of requiring our employees, consultants and advisors to execute proprietary information and invention assignment agreements upon commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed or made known to the individual during the course of their relationship with us must be kept confidential, except in specified circumstances.

     BioMend(R) Camino(R) Clinical Neuro Systems(TM), CollaCote(R), CollaPlug(R), CollaStat(TM), CollaTape(R), Dissectron(R), DuraGen(R), Helistat(R), Extend(TM), Helitene(R), Heyer-Schulte(R), INTEGRA(R) Dermal
Regeneration Template, LICOX(R), Neuro Navigational(R), Novus(R), LPV(R), Ommaya(R), Pudenz(TM), Redmond(TM), Ruggles(TM), Selector(R), Spetzler(R), Sundt(TM), Ventrix(R), VitaCuff(R) are some of the trademarks of Integra and its Subsidiaries. All other brand names, trademarks and service marks appearing in this prospectus are the property of their respective holders.

COMPETITION

     The largest competitors of Integra NeuroSciences in the neurosurgery markets are the PS Medical division of Medtronic, Inc., the Codman division of Johnson & Johnson, the Valleylab and Radionics divisions of Tyco International Ltd., and NMT Neurosciences, a division of NMT Medical, Inc. In addition, various of the Integra NeuroSciences product lines compete with smaller specialized companies or larger companies that do not otherwise focus on neurosurgery. The products of Integra LifeSciences face diverse and broad competition, depending on the market addressed by the product. In addition, certain companies are known to be competing particularly in the area of skin substitution or regeneration, including Organogenesis and Advanced Tissue Sciences. Finally, in certain cases competition consists primarily of current medical practice, rather than any particular product (such as autograft tissue as a substitute for INTEGRA(R)-Dermal Regeneration Template). Depending on the product line, we compete on the basis of our products' features, strength of our sales organization or marketing partner, sophistication of our technology, and cost effectiveness of our solution to the customer's medical requirements.

FACILITIES

     Our principal executive offices are located in Plainsboro, New Jersey. Principal manufacturing and research facilities are located in Plainsboro, New Jersey, San Diego, California, Anasco, Puerto Rico, Andover, England and Mielkendorf, Germany, and we have a National Distribution Center ("NDC") in
Cranbury, New Jersey. In addition, we lease several smaller facilities to support additional administrative, assembly, and storage operations. Our total office manufacturing and research space approximates 180,000 square feet. Our Integra LifeSciences products are manufactured in Plainsboro, Anasco and Andover and distributed through the NDC and the Andover facility. Our Integra NeuroSciences products are manufactured in the Plainsboro, San Diego, Andover, Mielkendorf, and Anasco facilities and are distributed through the NDC and the Andover facility. All of our facilities are leased.

     All of our manufacturing and distribution facilities are registered with the FDA. Our facilities are subject to inspection by the FDA to assure compliance with QSR requirements. We believe that our manufacturing facilities are in substantial compliance with QSR, suitable for their intended purposes and have capacities adequate for current and projected needs for existing products. Some capacity of the plants is being converted, with any needed modification, to meet the current and projected requirements of existing and future products.

EMPLOYEES

     At May 15, 2001, we had approximately 550 permanent employees engaged in production and production support (including warehouse, engineering, and facilities personnel), quality assurance/quality control, research and development, regulatory and clinical affairs, sales/marketing and administration and finance. None of our current employees are subject to a collective bargaining agreement.

LEGAL PROCEEDINGS

     In July 1996, we filed a patent infringement lawsuit in the United States District Court for the Southern District of California against Merck KGaA, a German corporation, Scripps Research Institute, a California nonprofit corporation, and David A. Cheresh, Ph.D., a research scientist with Scripps, seeking damages and injunctive relief. The complaint charged, among other things, that the defendant Merck KGaA willfully and deliberately induced, and continues to willfully and deliberately induce, defendants Scripps Research Institute and Dr. David A. Cheresh to infringe certain of our patents. These patents are part of a group of patents granted to The Burnham Institute and licensed by us that are based on the interaction between a family of cell surface proteins called integrins and the arginine-glycine-aspartic acid (known as "RGD") peptide sequence found in many extracellular matrix proteins. The defendants filed a countersuit asking for an award of defendants' reasonable attorney fees. This case went to trial in February 2000, and on March 17, 2000, a jury returned a unanimous verdict for us finding that Merck KGaA had infringed and induced the infringement of our patents, and awarded $15,000,000 in damages. On September 29, 2000, the United States District Court for the Southern District of California entered judgment in our favor and against Merck KGaA in the case. In entering the judgment, the court also granted us pre-judgment interest of approximately $1,350,000, bringing the total amount to approximately $16,350,000, plus post-judgment interest. Various post-trial motions are pending, including a request by

Merck KGaA for a judgment as a matter of law notwithstanding the verdict, which could have the effect of reducing the judgment or reversing the verdict of the jury. In addition, if we win these post-trial motions, we expect Merck KGaA to appeal various decisions of the Court. No amounts for this favorable verdict have been reflected in our financial statements.

     We are also subject to other claims and lawsuits in the ordinary course of our business, including claims by employees and with respect to our products. In the opinion of management, such other claims are either adequately covered by insurance or otherwise indemnified, and are not expected, individually or in the aggregate, to result in a material adverse effect on our financial condition. Our financial statements do not reflect any material amounts related to possible unfavorable outcomes of the matters above or others. However, it is possible that our results of operations, financial position and cash flows in a particular period could be materially affected by these contingencies.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth information with respect to our executive officers and directors as of the date of this prospectus.



NAME                                                            AGE  POSITION
-----                                                           ---  --------
Stuart M. Essig, Ph.D...................................         39  President, Chief Executive Officer and Director
George W. McKinney, III, Ph.D...........................         57  Executive Vice President, Chief Operating Officer,
                                                                     Director
John B. Henneman, III...................................         39  Senior Vice President, Chief Administrative Officer
                                                                     and Secretary
Judith E. O'Grady.......................................         50  Senior Vice President, Regulatory, Quality Assurance
                                                                     and Clinical Affairs
Michael D. Pierschbacher, Ph.D..........................         49  Senior Vice President Research and Development,
                                                                     Director of the Corporate Research Center
David B. Holtz..........................................         34  Senior Vice President, Finance and Treasurer
Richard E. Caruso, Ph.D.................................         57  Director and Chairman of the Board of Directors
James M. Sullivan.......................................         57  Director
Keith Bradley, Ph.D.....................................         56  Director
Neal Moszkowski.........................................         35  Director


     STUART M. ESSIG, PH.D. has served as President and Chief Executive Officer and a director of Integra since December 1997. Before joining Integra, Mr. Essig supervised the medical technology practice at Goldman, Sachs & Co. as a managing director. Mr. Essig had ten years of broad health care experience at Goldman Sachs serving as a senior merger and acquisitions advisor to a broad range of domestic and international medical technology, pharmaceutical and biotechnology clients. Mr. Essig received an A.B. degree from the Woodrow Wilson School of Public and International Affairs at Princeton University and an MBA and a Ph.D. degree in Financial Economics from the University of Chicago, Graduate School of Business. Mr. Essig also serves on the Board of Directors of Vital Signs Incorporated and St. Jude Medical Corporation.

     GEORGE W. MCKINNEY, III, PH.D. has served Integra as Executive Vice President and Chief Operating Officer since May 1997 and as a member of the Board of Directors since December 1992. Between 1997 and 1999 Dr. McKinney also served as Vice Chairman. Between 1990 and 1997, Dr. McKinney was Managing Director of Beacon Venture Management Corporation, a venture capital firm. Between 1992 and 1997, Dr. McKinney also served as President and Chief Executive Officer of Gel Sciences, Inc. and GelMed, Inc., a privately held specialty materials firm with development programs in both the industrial and medical products fields. Before 1990, Dr. McKinney held other positions in the venture capital industry, was President and Chief Executive Officer of American Superconductor, Inc., and served in various manufacturing, engineering and financial positions at Corning, Inc. Dr. McKinney holds a B.S. in Management from MIT and a Ph.D. in Strategic Planning from Stanford University School of Business. Dr. McKinney announced that he will step down as Executive Vice President and Chief Operating Officer when his employment agreement expires on December 31, 2001. Dr. McKinney plans to be available as a consultant to the Company through June 30, 2002.

     JOHN B. HENNEMAN, III is Integra's Senior Vice President, Chief Administrative Officer and Secretary, and is responsible for the law department, business development, human resources and investor relations. Mr. Henneman was our General Counsel from September 1998 until September 2000. Prior to joining Integra in August 1998, Mr. Henneman served Neuromedical Systems, Inc., a public company developer and manufacturer of in vitro diagnostic equipment, in various capacities for more than four years. From 1994 until June 1997, Mr. Henneman was Vice President of Corporate Development, General Counsel and Secretary. From June 1997 through November 1997, he served in the additional capacity of interim Co-Chief Executive Officer and from December 1997 to August 1998 Mr. Henneman was Executive Vice President, US Operations, and Chief Legal Officer. In March 1999, Neuromedical Systems, Inc. filed a petition under Chapter 11 of the federal bankruptcy laws. Mr. Henneman practiced law in the Corporate Department of Latham & Watkins (Chicago, Illinois) from 1986 to 1994. Mr. Henneman received his A.B. (Politics) from Princeton University in 1983, and his J.D. from the University of Michigan Law School in 1986.

     JUDITH E. O'GRADY, Senior Vice President of Regulatory Affairs, Quality Assurance and Clinical Research, has served Integra since 1985. Ms. O'Grady has worked in the areas of medical devices and collagen technology for over 20 years. Prior to joining Integra, Ms. O'Grady worked for Colla-Tec, Inc., a Marion Merrell Dow Company. During her career she has held positions with Surgikos, a Johnson & Johnson company, and was on the faculty of Boston University College of Nursing and Medical School. Ms. O'Grady led the team that obtained the FDA approval for INTEGRA(R)Dermal Regeneration Template, the first regenerative product approved by the FDA, and has led teams responsible for more than 100 510(K) clearances. She received her BS degree from Marquette University and MSN in Nursing from Boston University.

     MICHAEL D. PIERSCHBACHER, PH.D. joined Integra in October 1995 as Senior Vice President, Research and Development. In May 1998 he was named Senior Vice President and Director of the Corporate Research Center. From June 1987 to September 1995, Dr. Pierschbacher served as Senior Vice President and Scientific Director of Telios Pharmaceuticals, Inc., ("Telios") which was acquired by us in connection with the reorganization of Telios under Chapter 11 of the federal bankruptcy code. He was a co-founder of Telios in May 1987 and is the co-discoverer and developer of Telios' matrix peptide technology. Before joining Telios as a full-time employee in October 1988, he was a staff scientist at the Burnham Institute for five years and remained on staff there in an adjunct capacity until the end of 1997. He received his post-doctoral training at Scripps Clinical and Research Foundation and at the Burnham Institute. Dr. Pierschbacher received his Ph.D. in Biochemistry from the University of Missouri.

     DAVID B. HOLTZ joined Integra as Controller in 1993 and has served as Vice President, Finance and Treasurer since March 1997 and was promoted to Senior Vice President, Finance and Treasurer in February 2001. His responsibilities include managing all accounting and information systems functions. Before joining Integra, Mr. Holtz was an associate with Coopers & Lybrand, L.L.P. in Philadelphia and Cono Leasing Corporation, a private leasing company. He received a BS degree in Business Administration from Susquehanna University in 1989 and has been certified as a public accountant.

     RICHARD E. CARUSO, PH.D. has served as Integra's Chairman since March 1992. Prior to December 1997, Dr. Caruso served as Integra's Chief Executive Officer since March 1992 and as President since September 1995. From 1969 to 1992, Dr. Caruso was a principal of LFC Financial Corporation, a project finance company, where he was also a director and Executive Vice President. He has 25 years experience in finance and entrepreneurial ventures. Dr. Caruso is on the Board of Susquehanna University, The Baum School of Art and The Uncommon Individual Foundation (Founder). He received a B.S. degree from Susquehanna University, and M.S.B.A. degree from Bucknell University and a Ph.D degree from the London School of Economics, University of London (United Kingdom).

     JAMES M. SULLIVAN has been a director since 1992. Since 1986, he has held several positions with Marriott International, Inc. (and its predecessor, Marriott Corp.), including Vice President of Mergers and Acquisitions, and his current position of Executive Vice President of Development for the Lodging Group of Marriott. From 1983 to 1986, Mr. Sullivan was Chairman, President and Chief Executive Officer of Tenly Enterprises, Inc., a privately held company operating 105 restaurants. Prior to 1983, he held senior management positions with Marriott Corp., Harrah's Entertainment, Inc., Holiday Inns, Inc., Kentucky Fried Chicken Corp. and Heublein, Inc. He also was employed as a senior auditor with Arthur Andersen & Co. and currently serves as a director of Global Vacation Group, Inc. Mr. Sullivan received a B.S. degree in Accounting from Boston College and an M.B.A. degree from the University of Connecticut.

     KEITH BRADLEY, PH.D. has been a director since 1992. He is the Professor of Management at The City University Business School, London, England, and a Director of Ockham Holdings plc, a London Stock Exchange corporation. Dr. Bradley was the founder and formerly Executive Director of the London School of Business Performance Group, an interdisciplinary research institute which specializes in organizational performance. He has extensive experience as a consultant to a variety of business, government and international organizations and has published widely on management and industrial policy. Dr. Bradley has served as Visiting Professor at Harvard Business School, the UCLA Graduate School of Management and the Wharton School of the University of Pennsylvania. Dr. Bradley received a Diploma in Education from Culham College and a Ph.D. degree in Economics from the University of Essex.

     NEAL MOSZKOWSKI has been a director since March 29, 1999 and is the designee of the holders of our Series B and Series C Preferred Stock. Mr. Moszkowski has been a partner of Soros Private Equity Partners LLC since August 1998 and is currently an employee of Soros Private Funds Management LLC. Prior thereto, Mr. Moszkowski was an Executive Director of Goldman Sachs International and a Vice President of Goldman, Sachs & Co. in its Principal Investment Area, which he joined in August 1993. He received a B.A. degree from Amherst College and an M.B.A. degree from Stanford University. Mr. Moszkowski also serves as a director of Bluefly, Inc. and MedicaLogic/Medscape, Inc.

                                   -----------

     Our executive officers serve at the discretion of the Board of Directors. The only family relationship between any of our executive officers and directors is that Mr. Holtz is the nephew of Dr. Caruso.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock and Preferred Stock as of May 18, 2001 by: (a) each person or entity known to Integra to own beneficially five percent or more of the outstanding shares of Common Stock or Preferred Stock, based upon our records or Commission records; (b) each of our directors; (c) each of the Named Officers; and (d) all executive officers and directors of Integra as a group. Each share of Series B Preferred Stock is currently convertible at the discretion of the holder into 26.178 shares of Common Stock, and each share of Series C Preferred Stock is currently convertible at the discretion of the holder into 11.111 shares of Common Stock in each case subject to certain adjustments. Except as otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person. On May 4, 2001, the Company notified the holders of the Series B Preferred of its intention to redeem these shares on June 29, 2001 for $12.3 million. The holders of the Series B Preferred have the right to convert their shares into common stock prior to this redemption. Because the conversion price of $3.82 per share is substantially below the current market value of the Company's common stock, we expect that the holders of the Series B Preferred will convert their shares into common stock, although there can be no assurance in this regard.


                                      COMMON STOCK             SERIES B PREFERRED            SERIES C PREFERRED
                              ---------------------------  ---------------------------   --------------------------
NAME OF BENEFICIAL OWNER          SHARES (1)    PERCENT       SHARES         PERCENT        SHARES        PERCENT
-----------------------       ---------------  ----------  ------------   ------------   ----------    ------------
Richard E. Caruso, Ph.D......   7,219,418 (2)     40.1%
Trust Partnership............   7,179,205 (3)     39.9%
Frances C. Holtz.............   7,179,205 (4)     39.9%
Quantum Industrial Partners
   LDC.......................   2,955,000 (5)     14.2%    75,000            75.0%        48,699         90.2%
The Dow Chemical Company.....   1,575,280 (6)      8.8%
State of Wisconsin
   Investment Board..........   1,338,979 (7)      7.4%
Elan Corporation, plc........   1,100,000 (8)      6.1%
SFM Domestic Investments
   LLC.......................     802,800 (9)      4.3%    25,000            25.0%         5,301          9.8%
Stuart M. Essig, Ph.D........     535,221 (10)     2.9%
John B. Henneman, III........     119,741 (11)     *
George W. McKinney, III,
   Ph.D......................     100,367 (12)     *
Judith O'Grady...............      59,453 (13)     *
Michael D. Pierschbacher,
   Ph.D......................      57,884 (14)     *
James M. Sullivan............      29,041 (15)     *
Neal Moszkowski..............      20,000 (16)     *
Keith Bradley, Ph.D..........         500 (17)     *
All directors and executive
   officers as a group
   (10 persons)..............   8,175,489(18)     43.3%

-----------
*        Less than one percent (1%).


(1) Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days upon the exercise of an option or other convertible security are treated as outstanding for purposes of determining beneficial ownership and the percentage beneficially owned by such individual.


(2) Includes the 7,179,205 shares held by Trust Partnership, a Pennsylvania general partnership of which Dr. Caruso is a partner and the President (also see Note 3 below). Also includes 23,338 shares held by Provco Leasing Corporation ("Provco") of which Dr. Caruso is President. Provco is a wholly-owned subsidiary of Cono Industries, a corporation whose stockholders are trusts whose beneficiaries include Dr. Caruso's children. Also includes 16,875 shares issuable upon exercise of the vested portion of options held by Dr. Caruso. Dr. Caruso's address is 919 Conestoga Road, Building 2, Suite 106 Rosemont, Pennsylvania 19010.

(3) The partners of Trust Partnership are Pagliacci Trust, Rigoletto Trust, Trust for Jonathan Henry Caruso, Trust for Peter James Caruso (the beneficiaries of all such trusts (the "Trusts") being Dr. Caruso's children), Dr. Caruso and Provco, each of which may be deemed to beneficially own the shares held by Trust Partnership; however, such partners of Trust Partnership disclaim beneficial ownership of all such shares except to the extent represented by their respective equity and profit participation interests in Trust Partnership. The Trust Partnership's address is c/o Richard E. Caruso, Ph.D., 919 Conestoga Road, Building 2, Suite 106 Rosemont, Pennsylvania 19010.

(4) Frances C. Holtz is a trustee of the Trusts, which collectively have a controlling interest in Trust Partnership. As such, Ms. Holtz may be deemed to beneficially own the shares held by Trust Partnership; however, Ms. Holtz disclaims beneficial ownership of all such shares. Ms. Holtz's address is 8111 Marshall Avenue, Margate, New Jersey 08402.

(5) Includes (i) 1,963,350 shares of common stock that are issuable upon conversion of 75,000 shares of Series B Preferred Stock held by Quantum
     Industrial Partners LDC ("QIP"); (ii) 541,100 shares of Common Stock issuable upon conversion of 48,699 shares of Series C Preferred Stock held by QIP; and (iii) 270,550 shares of Common Stock issuable upon exercise of warrants held by QIP. The principal address of QIP is at Kaya Flamboyan 9, Willemsted, Curacao, Netherlands Antilles. QIH Management Investor, L.P.
     ("QIHMI") is vested (pursuant to constituent documents of QIP) with investment discretion with respect to the portfolio assets held for the account of QIP. Pursuant to an agreement between George Soros and Soros Fund Management LLC ("SFM"), Mr. Soros has agreed to use his best efforts to cause QIH Management, Inc., as the sole general partner of QIHMI, to act at the discretion of SFM. Mr. Soros is the Chairman of SFM. Each of QIHMI, QIH Management, Inc., SFM and Mr. Soros may be deemed the beneficial owner of the QIP Shares. Each has their principal business office at 888 Seventh Avenue, 33rd Floor, New York, New York 10106.

(6) The address of The Dow Chemical Company is 2030 Dow Center Office E115, Midland, Michigan 48674.

(7) The address of the State of Wisconsin Investment Board is 121 East Wilson Street, Madison, Wisconsin 53702.

(8) Consists of 1,100,000 shares held by Carnrick Laboratories, Inc. ("Carnrick") (collectively, the "Carnrick Shares"). Carnrick is a wholly-owned subsidiary of Athena Neurosciences, Inc., which is a wholly-owned subsidiary of Elan Corporation, plc, each of which may be deemed the beneficial owner of the Carnrick Shares. The address for each of the foregoing companies is c/o Elan Corporation, plc, Lincoln House, Lincoln Place, Eighty Pine Street, Dublin 2, Ireland.

(9) Includes 654,450 shares of Common Stock issuable upon conversion of 25,000 shares of Series B Preferred Stock held by SFM Domestic Investments LLC ("SFMDI"); (ii) 58,900 shares of Common Stock issuable upon conversion of 5,301 shares of Series C Preferred Stock held by SFMDI; and (iii) 29,450 shares of Common Stock issuable upon exercise of warrants held by SFMDI. The principal business office of SFMDI is at 888 Seventh Avenue, 33rd Floor, New York, New York 10106. George Soros is a managing member of SFMDI and may be deemed beneficial owner of the SFMDI Shares.

(10) Includes 517,084 shares issuable upon exercise of the vested portion of options held by Mr. Essig. The Restricted Units held by Mr. Essig do not give him the right to acquire any shares within 60 days of May 18, 2001.

(11) Includes 106,481 shares issuable upon exercise of the vested portion of options held by Mr. Henneman.

(12) Includes 88,867 shares issuable upon exercise of the vested portion of options held by Dr. McKinney.

(13) Includes 43,288 shares issuable upon exercise of the vested portion of options held by Ms. O'Grady.

(14) Includes 2,554 shares held by revocable trusts of which Dr. Pierschbacher is co-trustee. Also includes 42,861 shares issuable upon exercise of the vested portion of options held by Dr. Pierschbacher.

(15) Includes 25,500 shares issuable upon exercise of the vested portion of options held by Mr. Sullivan.

(16) Consists of 20,000 shares issuable upon exercise of the vested portion of options held by Mr. Moszkowski.


(17) Includes 500 shares issuable upon exercise of the vested portion of options held by Dr. Bradley.


(18) See Notes 2 and 10 through 17 above. Also, includes 7,046 shares, as well as 26,818 shares issuable upon exercise of the vested portion of options, held by one executive officer of the Company and/or its subsidiaries who is not listed in the table.

                              CERTAIN TRANSACTIONS

     We lease our manufacturing facility in Plainsboro, New Jersey from Plainsboro Associates, a New Jersey general partnership. Ocirne, Inc., a subsidiary of Cono Industries ("Cono"), owns a 50% interest in Plainsboro Associates. Cono is a corporation whose stockholders are trusts whose beneficiaries include the children of Dr. Richard E. Caruso, our Chairman and a principal stockholder of the Company. Dr. Caruso is the President of Cono. We paid $209,848 in rent for this facility during 2000.

     During 2000, the Company signed a five year lease related to certain production equipment, from Medicus Corporation. The sole stockholder of Medicus is Trust Partnership, a Pennsylvania general partnership, for which Dr. Caruso is a partner and the President. Under the terms of the lease, the Company paid $45,000 to Medicus Corporation during 2000.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth general terms and provisions of the debt securities to which any prospectus supplement may relate. We will describe the particular terms and provisions of the series of debt securities offered by a prospectus supplement, and the extent to which such general terms and provisions described below may apply thereto, in the prospectus supplement relating to such series of debt securities.

     The senior debt securities, if any, are to be issued in one or more series under an indenture, as supplemented or amended from time to time between Integra and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to senior debt securities as the senior indenture and we will refer to the trustee under that indenture as the senior trustee. The subordinated debt securities, if any, are to be issued in one or more series under an indenture, as supplemented or amended from time to time, between Integra and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to subordinated debt securities as the subordinated indenture and we will refer to the trustee under that indenture as the subordinated trustee. This summary of certain terms and provisions of the debt securities and the indentures is not necessarily complete, and we refer you to the copy of the form of the indentures which are filed as an exhibit to the registration statement of which this prospectus forms a part, and to the Trust Indenture Act. Whenever we refer to particular defined terms of the indentures in this Section or in a prospectus supplement, we are incorporating these definitions into this prospectus or the prospectus supplement.

GENERAL

     The debt securities will be issuable in one or more series pursuant to an indenture supplemental to the applicable indenture or a resolution of Integra's board of directors or a committee of the board. Unless otherwise specified in a prospectus supplement, each series of senior debt securities will rank pari passu in right of payment with any of Integra Parent Company's future senior unsecured obligations. Each series of subordinated debt securities will be subordinated and junior in right of payment to the extent and in the manner set forth in the subordinated indenture and the supplemental indenture relating to that debt. Except as otherwise provided in a prospectus supplement, the indentures will not limit the incurrence or issuance of other secured or unsecured debt of Integra, whether under the indentures, any other indenture that Integra may enter into in the future or otherwise. For more information, you should read the prospectus supplement relating to a particular offering of securities.

     The  applicable  prospectus  supplement  or  prospectus   supplements  will
describe the following terms of each series of debt securities:

o the title of the debt securities and whether such series constitutes senior debt securities or subordinated debt securities;

o    any limit upon the aggregate principal amount of the debt securities;

o the date or dates on which the principal of the debt securities is payable or the method of that determination or the right, if any, of Integra to defer payment of principal;

o the rate or rates, if any, at which the debt securities will bear interest (including reset rates, if any, and the method by which any such rate will be determined), the interest payment dates on which interest will be payable and the right, if any, of Integra to defer any interest payment;

o the place or places where, subject to the terms of the indenture as described below under the caption "--Payment and Paying Agents," the principal of and premium, if any, and interest, if any, on the debt securities will be payable and where, subject to the terms of the indenture as described below under the caption "--Denominations, Registration and Transfer," Integra will maintain an office or agency where debt securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon Integra in respect of the debt securities and the indenture may be made;

o any period or periods within, or date or dates on which, the price or prices at which and the terms and conditions upon which debt securities may be redeemed, in whole or in part, at the option of Integra pursuant to any sinking fund or otherwise;

o the obligation, if any, of Integra to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units, in which and the other terms and conditions upon which the debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

o the denominations in which any debt securities will be issuable if other than denominations of $1,000 and any integral multiple thereof;

o if other than in U.S. Dollars, the currency or currencies, including currency unit or units, in which the principal of, and premium, if any, and interest, if any, on the debt securities will be payable, or in which the debt securities shall be denominated;

o any additions, modifications or deletions in the events of default or covenants of Integra specified in the indenture with respect to the debt securities;

o if other than the principal amount, the portion of the principal amount of debt securities that will be payable upon declaration of acceleration of the maturity thereof;

o any additions or changes to the indenture with respect to a series of debt securities that will be necessary to permit or facilitate the issuance of the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

o any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities and the manner in which such amounts will be determined;

o subject to the terms described under "--Global Debt Securities," whether the debt securities of the series will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for the global securities;

o    the appointment of any trustee, registrar, paying agent or agents;

o the terms and conditions of any obligation or right of Integra or a holder to convert or exchange debt securities into preferred securities or other securities;

o whether the defeasance and covenant defeasance provisions described under the caption "--Satisfaction and Discharge; Defeasance" will be inapplicable or modified

o any applicable subordination provisions in addition to those set forth herein with respect to subordinated debt securities; and

o any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

     We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. We will describe material U.S. federal income tax consequences and special considerations applicable to the debt securities in the applicable prospectus supplement.

     If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, we will set forth the restrictions, elections, material U.S. federal income tax considerations, specific terms and other information with respect to such issue of debt securities and such foreign currency or currency units in the applicable prospectus supplement.

     If any index is used to determine the amount of payments of principal, premium, if any, or interest on any series of debt securities, we will describe the material U.S. federal income tax, accounting and other considerations applicable thereto in the applicable prospectus supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

     Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issuable only in registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. Debt securities of any series will be exchangeable for other debt securities of the same issue and series, of any authorized denominations of a like aggregate principal amount, the same original issue date, stated maturity and bearing the same interest rate.

     Holders may present each series of debt securities for exchange as provided above, and for registration of transfer, with the form of transfer endorsed thereon, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by Integra for such purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. Integra will appoint the trustee of each series of debt securities as securities registrar for such series under the indenture. If the applicable prospectus supplement refers to any transfer agents, in addition to the securities registrar initially designated by Integra with respect to any series, Integra may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that Integra maintains a transfer agent in each place of payment for the series. Integra may at any time designate additional transfer agents with respect to any series of debt securities.

     In the event of any redemption, neither Integra nor the trustee will be required to:

     o issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice for redemption of debt securities of that series, and ending at the close of business on the day of mailing of the relevant notice of redemption, or

     o transfer or exchange any debt securities so selected for redemption, except, in the case of any debt securities being redeemed in part, any portion not being redeemed.

GLOBAL DEBT SECURITIES

     Unless otherwise specified in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that we will deposit with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Global debt securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented by it, a global debt security may not be transferred except as a whole by the depositary for the global debt security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor.

     The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to the series. Integra anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a global debt security, and the deposit of the global debt security with or on behalf of the applicable depositary, the depositary for the global debt security or its nominee will credit on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by the global debt security to the accounts of persons, more commonly known as participants, that have accounts with the depositary. These accounts will be designated by the dealers, underwriters or agents with respect to the debt securities or by Integra if the debt securities are offered and sold directly by Integra. Ownership of beneficial interests in a global debt security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global debt security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee with respect to interests of participants and the records of participants with respect to interests of persons who hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global debt security.

     So long as the depositary for a global debt security, or its nominee, is the registered owner of the global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global debt security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global debt security will not be entitled to have any of the individual debt securities of the series represented by the global debt security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of the series in definitive form and will not be considered the owners or holders of them under the indenture.

     Payments of principal of, and premium, if any, and interest on individual debt securities represented by a global debt security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global debt security representing the debt securities. None of Integra, or the trustee, any paying agent, or the securities registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the global debt security for the debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     Integra expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global debt security representing any of the debt securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global debt security for the debt securities as shown on the records of the depositary or its nominee. Integra also expects that payments by participants to owners of beneficial interests in the global debt security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of these participants.

     Unless otherwise specified in the applicable prospectus supplement, if the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Integra within 90 days, Integra will issue individual debt securities of the series in exchange for the global debt security representing the series of debt securities. In addition, unless otherwise specified in the applicable prospectus supplement, Integra may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of the series represented by one or more global debt securities and, in such event, will issue individual debt securities of the series in exchange for such global debt securities. Further, if Integra so specifies with respect to the debt securities of a series, an owner of a beneficial interest in a global debt security representing debt securities of the series may, on terms acceptable to Integra, the trustee and the depositary for the global debt security, receive individual debt securities of the series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to the debt securities. In any such instance, an owner of a beneficial interest in a global debt security will be entitled to physical delivery of individual debt securities of the series represented by the global debt security equal in principal amount to its beneficial interest and to have the debt securities registered in its name. Individual debt securities of the series so issued will be issued in denominations, unless otherwise specified by Integra, of $1,000 and integral multiples thereof. The applicable prospectus supplement may specify other circumstances under which individual debt securities may be issued in exchange for the global debt security representing any debt securities.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable prospectus supplement, payment of principal of, and premium, if any, and any interest on debt securities will be made at the office of the trustee in New York or at the office of such paying agent or paying agents as Integra may designate from time to time in the applicable prospectus supplement, except that at the option of Integra payment of any interest may be made:

     o except in the case of global debt securities, by check mailed to the address of the person or entity entitled thereto as such address shall appear in the securities register; or

     o by transfer to an account maintained by the person or entity entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the regular record date. Unless otherwise indicated in the applicable prospectus supplement, we will make payment of any interest on debt securities to the person or entity in whose name the debt security is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest. Integra may at any time designate additional paying agents or rescind the designation of any paying agent; however, Integra will at all times be required to maintain a paying agent in each place of payment for each series of debt securities.

     Any moneys deposited with the trustee or any paying agent, or held by Integra in trust, for the payment of the principal of, and premium, if any, or interest on any debt security and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable will, at the request of Integra, be repaid to Integra or released from such trust, as applicable, and the holder of the debt security will thereafter look, as a general unsecured creditor, only to Integra for payment.

OPTION TO DEFER INTEREST PAYMENTS OR TO PAY-IN-KIND

     If provided in the applicable prospectus supplement, Integra will have the right, at any time and from time to time during the term of any series of debt securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that an extension period may not extend beyond the stated maturity of the final installment of principal of the series of debt securities. If provided in the applicable prospectus supplement, Integra will have the right, at any time and from time to time during the term of any series of debt securities, to make payments of interest by delivering additional debt securities of the same series. Certain material U.S. federal income tax consequences and special considerations applicable to the debt securities will be described in the applicable prospectus supplement.

SUBORDINATION

     Except as set forth in the applicable prospectus supplement, the subordinated indenture will provide that the subordinated debt securities are subordinated and junior in right of payment to all senior indebtedness of Integra. If:

     o Integra defaults in the payment of any principal, or premium, if any, or interest on any senior indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or

     o an event of default occurs with respect to any senior indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default, requesting that payments on subordinated debt securities cease, is given to Integra by the holders of senior indebtedness, then unless and until the default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, will be made or agreed to be made on account of the subordinated debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of subordinated debt securities.

     Except  as  set  forth  in  the  applicable  prospectus   supplement,   the
subordinated indenture will provide that in the event of:

     o any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Integra, its creditors or its property;

     o any proceeding for the liquidation, dissolution or other winding-up of Integra, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

     o    any assignment by Integra for the benefit of creditors; or

     o    any other marshaling of the assets of Integra;

all present and future senior indebtedness, including, without limitation, interest accruing after the commencement of the proceeding, assignment or marshaling of assets, will first be paid in full before any payment or distribution, whether in cash, securities or other property, will be made by Integra on account of subordinated debt securities. In that event, any payment or distribution, whether in cash, securities or other property, other than securities of Integra or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the indenture, to the payment of all senior indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment and other than payments made from any trust described in the "Satisfaction and Discharge; Defeasance" below, which would otherwise but for the subordination provisions be payable or deliverable in respect of subordinated debt securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of Integra being subordinated to the payment of subordinated debt securities will be paid or delivered directly to the holders of senior indebtedness, or to their representative or trustee, in accordance with the priorities then existing among such holders until all senior indebtedness shall have been paid in full. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce subordination of the indebtedness evidenced by subordinated debt securities by any act or failure to act on the part of Integra.

     The term "senior indebtedness" is defined as the principal, premium, if any, and interest on:

     o all indebtedness of Integra, whether outstanding on the date of the issuance of subordinated debt securities or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

     o any indebtedness of others of the kinds described in the first bullet point above for the payment of which Integra is responsible or liable as guarantor or otherwise; and

     o    amendments,   renewals,   extensions   and   refundings  of  any  such
          indebtedness;

unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to subordinated debt securities. The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness.

     Except as provided in the applicable prospectus supplement, the subordinated indenture for a series of subordinated debt does not limit the aggregate amount of senior indebtedness that may be issued by Integra. As of March 31, 2001, senior indebtedness of Integra aggregated approximately $12.3 million and there was no senior indebtedness of the Integra Parent Company outstanding. In addition, because Integra is a holding company, the subordinated debt securities are effectively subordinated to all existing and future liabilities of Integra Parent Company's subsidiaries.

MODIFICATION OF INDENTURES

     From time to time, Integra and the trustees may modify the indentures without the consent of any holders of any series of debt securities with respect to some matters, including:

     o to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the indenture;

     o to qualify, or maintain the qualification of, the indentures under the Trust Indenture Act; and

     o to make any change that does not materially adversely affect the interests of any holder of such series of debt securities.

     In addition, under the indentures, Integra and the trustee may modify some rights, covenants and obligations of Integra and the rights of holders of any series of debt securities with the written consent of the holders of at least a majority in aggregate principal amount of the series of outstanding debt securities; but no extension of the maturity of any series of debt securities, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any holder of the series of debt securities, other modification in the terms of payment of the principal of, or interest on, the series of debt securities, or reduction of the percentage required for modification, will be effective against any holder of the series of outstanding debt securities without the holder's consent.

     In addition, Integra and the trustees may execute, without the consent of any holder of the debt securities, any supplemental indenture for the purpose of creating any new series of debt securities.

EVENTS OF DEFAULT

     The indentures will provide that any one or more of the following described events with respect to a series of debt securities that has occurred and is continuing constitutes an "event of default" with respect to that series of debt securities:

     o failure for 60 days to pay any interest or any sinking fund payment on the series of debt securities when due, (subject to the deferral of any due date in the case of an extension period);

     o failure to pay any principal or premium, if any, on the series of the debt securities when due whether at maturity, upon redemption, by declaration or otherwise;

     o failure to observe or perform in any material respect certain other covenants contained in the indenture for 90 days after written notice has been given to Integra from the trustee or the holders of at least 25% in principal amount of the series of outstanding debt securities;

     o default resulting in acceleration of other indebtedness of Integra for borrowed money where the aggregate principal amount so accelerated exceeds $25 million and the acceleration is not rescinded or annulled within 30 days after the written notice thereof to Integra by the trustee or to Integra and the trustee by the holders of 25% in aggregate principal amount of the debt securities of the series then outstanding, provided that the event of default will be remedied, cured or waived if the default that resulted in the acceleration of such other indebtedness is remedied, cured or waived; or

     o    certain events in bankruptcy, insolvency or reorganization of Integra.

     The holders of a majority in outstanding principal amount of the series of debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee of the series. The trustee or the holders of not less than 25% in aggregate outstanding principal amount of the series may declare the principal due and payable immediately upon an event of default. The holders of a majority in aggregate outstanding principal amount of the series may annul the declaration and waive the default if the default (other than the non-payment of the principal of the series which has become due solely by the acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee of the series.

     The holders of a majority in outstanding principal amount of a series of debt securities affected thereby may, on behalf of the holders of all the holders of the series of debt securities, waive any past default, except a default in the payment of principal or interest, unless the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee of the series, or a default in respect of a covenant or provision which under the related indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of the series. Integra is required to file annually with the trustees a certificate as to whether or not Integra is in compliance with all the conditions and covenants applicable to it under the indentures.

     In case an event of default shall occur and be continuing as to a series of debt securities, the trustee of the series will have the right to declare the principal of and the interest on the debt securities, and any other amounts payable under the indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the debt securities.

     No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless the holder shall have previously given to the trustee written notice of a continuing event of default and unless also the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series shall have made written request and offered reasonably indemnity to the trustee of the series to institute the proceeding as a trustee, and unless the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of the class a direction inconsistent with the request and shall have failed to institute the proceeding within 60 days. However, these limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal or interest on the debt security on or after the respective due dates expressed in the debt security.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     Unless otherwise indicated in the applicable prospectus supplement, the indentures will provide that Integra will not consolidate with or merge into any other person or entity or sell, assign, convey, transfer or lease its properties and assets substantially as an entirety to any person or entity unless:

     o either Integra is the continuing corporation, or any successor or purchaser is a corporation, partnership, or trust or other entity organized under the laws of the United States of America, any State thereof or the District of Columbia, and the successor or purchaser expressly assumes Integra's obligations on the debt securities under a supplemental indenture; and

     o immediately before and after giving effect thereto, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

     Unless otherwise indicated in the applicable prospectus supplement, the general provisions of the indentures will not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving Integra that may adversely affect holders of the debt securities.

SATISFACTION AND DISCHARGE; DEFEASANCE

     The indentures will provide that when, among other things, all debt securities not previously delivered to the trustee for cancellation:

     o    have become due and payable, or

     o    will become due and payable at their stated maturity within one year,

and Integra deposits or causes to be deposited with the trustee, as trust funds in trust for the purpose, an amount in the currency or currencies in which the debt securities are payable sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity, as the case may be, then the indenture will cease to be of further effect (except as to Integra's obligations to pay all other sums due pursuant to the indenture and to provide the officers' certificates and opinions of counsel described therein), and Integra will be deemed to have satisfied and discharged the indenture.

     The indentures will provide that Integra may elect either:

     o to terminate, and be deemed to have satisfied, all its obligations with respect to any series of debt securities, except for the obligations to register the transfer or exchange of such debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to compensate and indemnify the trustee ("defeasance"); or

     o to be released from its obligations with respect to certain covenants, ("covenant defeasance") upon the deposit with the trustee, in trust for such purpose, of money and/or U.S. Government Obligations, as defined in the indenture, which through the payment of principal and interest in accordance with the term used will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of, interest on and any other amounts payable in respect of the outstanding debt securities of the series.

     Such a trust may be established only if, among other things, Integra has delivered to the trustee an opinion of counsel (as specified in the indenture) with regard to certain matters, including an opinion to the effect that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and defeasance or covenant defeasance, as the case may be, had not occurred.

REDEMPTION

     Unless otherwise indicated in the applicable prospectus supplement, debt securities will not be subject to any sinking fund requirements.

     Unless otherwise indicated in the applicable prospectus supplement, Integra may, at its option, redeem the debt securities of any series in whole at any time or in part from time to time, at the redemption price set forth in the applicable prospectus supplement plus accrued and unpaid interest to the date fixed for redemption, and debt securities in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. If the debt securities of any series are so redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify the date or describe the conditions.

     Integra will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of debt securities to be redeemed at the holder's registered address. Unless Integra defaults in the payment of the redemption price, on and after the redemption date interest shall cease to accrue on the debt securities or portions thereof called for redemption.

CONVERSION OR EXCHANGE

     If and to the extent indicated in the applicable prospectus supplement, the debt securities of any series may be convertible or exchangeable into other securities. The specific terms on which debt securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of Integra, in which case the number of shares of other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

CERTAIN COVENANTS

     The indentures will contain certain covenants regarding, among other matters, corporate existence, payment of taxes and reports to holders of debt securities. If and to the extent indicated in the applicable prospectus supplement, these covenants may be removed or additional covenants added with respect to any series of debt securities.

GOVERNING LAW

     The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE TRUSTEES

     Each trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, each trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of the debt securities, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby. Each trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock as stated in our Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") consists of 60,000,000 shares of common stock, $.01 par value per share, and 15,000,000 shares of preferred stock, $.01 par value per share. The following summary of our common stock and preferred stock is not complete and may not contain all the information you should consider before investing in our common stock. This description is subject to and qualified in its entirety by provisions of our Certificate of Incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part, and by provisions of applicable Delaware law.

COMMON STOCK

     As of March 23, 2001, there were 20,874,955 shares of common stock outstanding and held of record by approximately 825 stockholders, assuming conversion of all outstanding shares of preferred stock. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor. If we are liquidated, dissolved or wound-up, holders of common stock are entitled to receive ratably our net assets available for distribution after the payment of, or adequate provision for, all of our debts and other liabilities, subject to prior and superior rights of the holders of Preferred Stock. Holders of common stock have no preemptive, subscription, redemption, sinking fund or conversion rights. Immediately upon consummation of this offering, all of the then-outstanding shares of common stock will be validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The board of directors, without further stockholder authorization, is authorized to issue, from time to time, up to 15,000,000 shares of Preferred Stock in one or more series, to establish the number of shares to be included in any such series and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, including dividend rights and preferences over dividends on the Common Stock, conversion rights, voting rights, redemption rights, the terms of any sinking fund therefor and rights upon liquidation. The ability of the board of directors to issue Preferred Stock, while providing flexibility in connection with financing, acquisitions and other corporate purposes, could have the effect of discouraging, deferring or preventing a change in control or an unsolicited acquisition proposal, since the issuance of Preferred Stock could be used to dilute the share ownership of a person or entity seeking to obtain control of us. In addition, because the board of directors has the power to establish the preferences, powers and rights of the shares of any such series of Preferred Stock, it may afford the holders of any Preferred Stock preferences, powers and rights (including voting rights) senior to the rights of the holders of Common Stock, which could adversely affect the rights of holders of Common Stock.

     As of March 23, 2001, we had designated three series of Preferred Stock, but only two were outstanding.

         SERIES A PREFERRED STOCK.

     Our board of directors have authorized 2,000,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock"), of which 500,000 were issued in connection with a series of agreements with Century Medical, Inc. ("CMI"), a wholly-owned subsidiary of ITOCHU Corporation, under which

CMI distributes certain of our products in Japan. CMI has converted its Series A Preferred Stock into Common Stock. We do not expect to issue new Series A Preferred Stock.

     SERIES B PREFERRED STOCK.

     Our board of directors has authorized 120,000 shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock"), 100,000 of which were issued in connection with the acquisition of the NeuroCare Group in March 1999. The purchase price for the acquisition was financed in part through the sale of $10 million of the Series B Preferred Stock and related warrants to SFM Domestic Investments LLC and Quantum Industrial Partners LDC, affiliates of Soros Private Equity Partners LLC. The shares of Series B Preferred Stock are convertible into 2,617,800 shares of our common stock. The warrants issued at the time of the sale of the Series B Preferred Stock were exercised in March 2001.

     On May 4, 2001, the Company notified the holders of the Series B Preferred of its intention to redeem these shares on June 29, 2001 for $12.3 million. The holders of the Series B Preferred have the right to convert their shares into common stock prior to this redemption. Because the conversion price of $3.82 per share is substantially below the current market value of the Company's common stock, we expect that the holders of the Series B Preferred will convert their shares into common stock, although there can be no assurance in this regard.

     We do not expect to issue new Series B Preferred Stock.

     SERIES C PREFERRED STOCK

     Our board of directors have authorized 54,000 shares of Series C Convertible Preferred Stock (the "Series C Preferred Stock"), all of which were issued on March 29, 2000 to investment affiliates of Soros Private Equity Partners LLC, resulting in proceeds to Integra of $5.4 million. In connection with such investment, we also issued to affiliates of Soros Private Equity Partners LLC warrants to purchase 300,000 shares of common stock at $9.00 per share. The warrants expire on December 31, 2001. The shares of Series C Preferred Stock are convertible into 600,000 shares of our common stock.

DESIGNATION/RANKING. The Series C Preferred Stock rank equal to our Series B Preferred Stock and senior to our common stock and all of our Series A Preferred Stock with respect to the payment of distributions on liquidation, dissolution or winding up of Integra or with respect to the payment of dividends.

DIVIDENDS. Holders of the Series C Preferred Stock are entitled to receive annual cumulative dividends which shall accrue at the rate of 10% per annum, payable upon the liquidation, dissolution or winding up Integra.


CONVERSION. Holders of the Series C Preferred Stock are entitled, at their option at any time, to convert the Series C Preferred Stock so held into such number of fully paid and nonassessable shares of common stock as obtained by (i) multiplying the number of shares of Series C Preferred Stock so to be converted by $100.00 and (ii) dividing the result by the conversion price (which is $9.00 per share, subject to adjustment in accordance with the terms of the certificate of designation for the Series C Preferred Stock).

VOTING RIGHTS. Holders of the Series C Preferred Stock shall be entitled to notice of any stockholders meeting. Except as otherwise required by law, each outstanding share of Series C Preferred Stock is entitled to the number of votes equal to the number of full shares of common stock into which such share of Series C Preferred Stock is convertible on the record date for any meeting of stockholders. Except as otherwise required by law, the Series C Preferred Stock and the common stock vote together as a single class on each matter submitted to the stockholders, and not by separate class or series.

OPTIONAL REDEMPTION. If, at any time after March 15, 2002, for a period of not less than thirty (30) consecutive trading days, the average closing price of our common stock on the Nasdaq National Market has been equal to or greater than the Target Market Price (as defined below), then we may redeem from any source of funds legally available therefor, in whole or in part, any or all whole number of shares of Series C Preferred Stock at any time outstanding for a cash amount per share equal to the liquidation preference at such date of redemption. Notwithstanding the foregoing, at any time and from time to time after March 1, 2004, we may redeem from any source of funds legally available therefor, in whole or in part, any or all whole number of shares of Series C Preferred Stock at any time outstanding for an amount per share to be redeemed equal to the liquidation preference at such date of redemption. The "Target Market Price" shall mean an amount equal to 2.5 times the conversion price as last adjusted and then in effect.

REGISTRATION RIGHTS

     Under the terms of stockholder and registration rights agreements between us and certain of our stockholders, Holders of an aggregate of 7,883,081 shares of our common stock (including shares issuable upon the exercise of certain warrants and stock options, upon conversion of certain preferred securities, and shares underlying certain "restricted units"), are entitled to demand that we register those shares under the Securities Act. Additionally, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of any other stockholder, the parties to certain of our stockholder and registration rights agreements are entitled to notice of the registration and to include their shares of common stock in the registration. These registration rights are subject to limitations and conditions, including the right of the underwriters of the offering to limit the number of shares included in any such registration. In general, we are required to indemnify the holders of such registrable securities under described circumstances and to bear the expense of registrations, except for the selling stockholders' pro rata portion of the underwriting discounts and commissions.

DELAWARE ANTI-TAKEOVER LAW

     Section 203 of the  Delaware  General  Corporation  Law  prohibits  certain
"business combination" transactions between a Delaware corporation and any "interested stockholder" owning 15% or more of the corporation's outstanding voting stock for a period of three years after the date on which such stockholder became an interested stockholder, unless:

     o the board of directors approves, prior to such date, either the proposed business combination or the proposed acquisition of stock which resulted in the stockholder becoming an interested stockholder;

     o upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owned at least 85% of those shares of the voting stock of the corporation which are not held by the directors, officers or certain employee stock plans; or

     o on or subsequent to the date on which such stockholder became an interested stockholder, the business combination with the interested stockholder is approved by the board of directors and also approved at a stockholder's meeting by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation's voting stock other than shares held by the interested stockholder.

     Under Delaware law, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Section 203 does not apply, however, to those stockholders who own 15% or more of our voting stock prior to this offering.

                              PLAN OF DISTRIBUTION

     We sell our securities through agents, underwriters, dealers or directly to purchasers.

     o Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

     o Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

     We may use an underwriter or underwriters in the offer or sale of our securities.

     o If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

     o We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

     o The underwriters will use our prospectus supplement to sell our securities.

     We may use a dealer to sell our securities.

     o If we use a dealer, we, as principal, will sell our securities to the dealer.

     o The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

     o We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

     We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

     We  may  indemnify  agents,  underwriters,   and  dealers  against  certain
liabilities, including liabilities under the Securities Act. Our agents, underwriters, dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

     We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

     o If we use delayed delivery contracts, we will disclose that we are using them in our prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

     o    These  delayed  delivery   contracts  will  be  subject  only  to  the
          conditions that we set forth in our prospectus supplement.

     o We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed contracts will be entitled to receive.

                                  LEGAL MATTERS

     Latham & Watkins in New York, New York will pass upon the validity of the shares of common stock offered under this prospectus and certain other legal matters.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A of Integra LifeSciences Holdings Corporation for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE TO FIND ADDITIONAL INFORMATION

     Integra is subject to the informational requirements of the Securities Exchange Act of 1934, and files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. You may also access filed documents at the SEC's Website at www.sec.gov.

     We have filed a registration statement on Form S-3 and related exhibits with the SEC under the Securities Act of 1933. The registration statement contains additional information about Integra and the securities. You may inspect the registration statement and exhibits without charge and obtain copies from the SEC at prescribed rates at the locations above.

     The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the SEC:

     o    Our 2000 Annual  Report on Form  10-K/A  filed with the SEC on May 24,
          2001;

     o Our Quarterly Report for the quarterly period ended March 31, 2001, on Form 10-Q filed with the SEC on May 15, 2001;

     o Our Proxy Statement for the 2001 Annual Meeting of Stockholders filed with the SEC on April 20, 2001;

     o Our Current Reports on Form 8-K filed with the SEC on January 8, 2001 and May 25, 2001; and

o All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

     A statement contained in a document incorporated by reference herein shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated herein modifies or replaces such statement. Any statements so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

     You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

                    Integra LifeSciences Holdings Corporation
                             311-C Enterprise Drive
                              Plainsboro, NJ 08536
                                 (609) 275-0500
                            Attn: Director of Finance

     You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the dates on the front of these documents.

                                 [INTEGRA LOGO]





                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION







                                   PROSPECTUS







                                     , 2001

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION OF INTEGRA

         The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee and the NASD filing fee. All of these fees are being paid by Integra.


 Registration fee.............................................$18,750(1)
 NASD Filing Fee..............................................        --
 Blue Sky Fees and Expenses...................................     5,000
 Legal fees and expenses......................................   150,000
 Accounting fees and expenses.................................   150,000
 Printing and engraving expenses..............................   110,000
 Miscellaneous................................................    50,000
 Total........................................................  $483,750

(1)      Registration fee has been previously paid.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Officers and directors of Integra are covered by certain provisions of the DGCL, the charter, the bylaws and insurance policies which serve to limit, and, in certain instances, to indemnify them against, certain liabilities which they may incur in such capacities. These various provisions are described below.

     ELIMINATION OF LIABILITY IN CERTAIN CIRCUMSTANCES. In June 1986, Delaware enacted legislation which authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all significant information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The charter limits the liability of directors to Integra or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by such legislation. Specifically, the directors of Integra will not be personally liable for monetary damages for breach of a director's fiduciary duty as director, except for liability: (1) for any breach of the director's duty of loyalty to Integra or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit.

     INDEMNIFICATION AND INSURANCE. As a Delaware corporation, Integra has the power, under specified circumstances generally requiring the director or officer to act in good faith and in a manner he reasonably believes to be in or not opposed to Integra's best interests, to indemnify its directors and officers in connection with actions, suits or proceedings brought against them by a third party or in the name of Integra, by reason of the fact that they were or are such directors or officers, against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. The bylaws generally provide for mandatory indemnification of Integra's directors and officers to the full extent provided by Delaware corporate law. In addition, Integra has entered into indemnification agreements with its directors and officers which generally provide for mandatory indemnification under circumstances for which indemnification would otherwise be discretionary under Delaware law.

     Integra intends to purchase and maintain insurance on behalf of any person who is or was a director or officer of Integra, or is or was a director or officer of Integra serving at the request of Integra as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Integra would have the power or obligation to indemnify him against such liability under the provisions of the bylaws.

ITEM 16. EXHIBITS


EXHIBIT
NUMBER   DESCRIPTION
------   -----------
1.1+      Form of Underwriting Agreement

2.1(1)    Asset Purchase  Agreement,  dated as of January 14, 2000, by and among Clinical Neuro Systems,  Inc.,  Surgical Sales
          Corporation (trading as CONNELL NEUROSURGICAL) and George J. Connell

2.2(2)    Purchase  Agreement,  dated January 5, 1999,  among Integra  LifeSciences  Corporation,  Rystan  Company,  Inc.,  and
          Healthpoint, Ltd.**

2.3(3)    Asset  Purchase  Agreement,  dated  as of  March  29,  1999,  by  and  among  Heyer-Schulte  Neurocare,  L.P.,  Neuro
          Navigational, L.L.C., Integra Neurocare LLC and Redmond Neurocare LLC**

2.4(6)    Purchase  Agreement,  dated March 20,  2000,  by and among NMT Medical,  Inc.,  NMT  Neurosciences  (US),  Inc.,  NMT
          Neurosciences  Holdings (UK) Ltd., NMT  Neurosciences  (UK) Ltd.,  Spembly Medical Ltd.,  Spembly  Cryosurgery  Ltd.,
          Swedemed AB, Integra NeuroSciences Holdings (UK) Ltd. and Integra Selector Corporation

2.5(6)    Asset Purchase  Agreement,  dated March 20, 2000, by and among NMT  Neurosciences  (US), Inc., NMT Medical,  Inc. and
          Integra Selector Corporation

4.1(4)    Certificate  of  Designation,  Preferences  and  Rights of Series A  Convertible  Preferred  Stock as filed  with the
          Delaware Secretary of State on April 14, 1998

4.2(5)    Certificate  of  Designation,  Preferences  and  Rights of Series B  Convertible  Preferred  Stock as filed  with the
          Delaware Secretary of State on March 12, 1999

4.3(3)    Warrant  to  Purchase  60,000  shares of Common  Stock of Integra  LifeSciences  Corporation  issued to SFM  Domestic
          Investments  LLC 4.4 (3) Warrant to  Purchase  180,000  shares of Common  Stock of Integra  LifeSciences  Corporation
          issued to Quantum Industrial Partners LDC.

4.4(7)    Certificate of Designation,  Rights and Preferences of Series C Convertible  Preferred Stock of Integra  LifeSciences
          Holdings Corporation dated March 21, 2000.

4.5(7)    Certificate of Amendment of  Certificate of  Designation,  Rights and  Preferences of Series B Convertible  Preferred
          Stock of Integra LifeSciences Holdings Corporation dated March 21, 2000.

4.6(7)    Warrant to Purchase 270,550 Shares of Common Stock of Integra  LifeSciences  Holdings  Corporation  issued to Quantum
          Industrial Partners LDC.

4.7(7)    Warrant  to  Purchase  29,450  Shares of Common  Stock of Integra  LifeSciences  Holdings  Corporation  issued to SFM
          Domestic Investments LLC.

4.8(8)    Stock Option Grant and Agreement  dated  December 22, 2000 between  Integra  LifeSciences  Holdings  Corporation  and
          Stuart M. Essig (Exhibit A to Amended and Restated Employment Agreement).

4.9(8)    Stock Option Grant and Agreement  dated  December 22, 2000 between  Integra  LifeSciences  Holdings  Corporation  and
          Stuart M. Essig (Exhibit A-2 to Amended and Restated Employment Agreement).

4.10(8)   Restricted Units Agreement dated December 22, 2000 between Integra  LifeSciences  Holdings  Corporation and Stuart M.
          Essig (Exhibit C to Amended and Restated Employment Agreement).

4.11(9)   Second Amendment to Certificate of Rights, Designations and Preferences of Series B Convertible Preferred Stock.

4.12(9)   First Amendment to Certificate of Rights, Designations and Preferences of Series C Convertible Preferred Stock.

12.1*     Statement of the Calculation of Ratio of Earnings to Fixed Charges and Statement of the Calculation of Ratio of Earnings
          to Combined Fixed Charges and Preferred Stock Dividends.

21.1      Subsidiaries of the Company

23.1+     Opinion of Latham & Watkins

23.2*     Consent of PricewaterhouseCoopers LLP, independent accountants

24.1 *    Power of Attorney (included in signature page)


-----------

*    Filed herewith

** Schedules and other attachments to the indicated exhibit were omitted. We agree to furnish supplementally to the SEC upon request a copy of any omitted schedules or attachments.

+    To be filed by amendment

(1) Filed as an exhibit to Integra's Current Report on Form 8-K dated January 14, 2000, and incorporated herein by reference.

(2) Filed as an exhibit to Integra's Current Report on Form 8-K dated January 5, 1999, and incorporated herein by reference.

(3) Filed as an exhibit to Integra's Current Report on Form 8-K dated March 29, 1999, and incorporated herein by reference.

(4) Filed as an exhibit to Integra's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as filed with the SEC on May 15, 1998, and incorporated by reference herein.

(5) Filed as an exhibit to Integra's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the SEC on March 31, 1999, and incorporated herein by reference.

(6) Filed as an exhibit to Integra's Current Report on Form 8-K dated March 20, 2000, and incorporated herein by reference.

(7) Filed as an exhibit to Integra's Current Report on Form 8-K dated March 29, 2000, and incorporated herein by reference.

(8) Filed as an exhibit to Integra's Current Report on Form 8-K dated December 22, 2000, and incorporated herein by reference.

(9) Filed as an exhibit to Integra's Current Report on Form 8-K dated May 15, 2001, and incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the
     Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

          (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant under provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (c) The undersigned Registrant hereby undertakes that:

                    (1) For  purposes of  determining  any  liability  under the
               Securities  Act,  the  information   omitted  from  the  form  of
               prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed part of this Registration Statement as of the time it was declared effective.

                    (2) For the purpose of determining  any liability  under the
               Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Under the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainsboro, State of New Jersey, on June 1, 2001.

                                      INTEGRA LIFESCIENCES HOLDINGS CORPORATION



                                      By: /s/ JOHN B. HENNEMAN, III
                                      ------------------------------------------
                                          John B. Henneman, III
                                          Senior Vice President,
                                          Chief Administrative Officer



                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stuart M. Essig, John B. Henneman, III and David Holtz and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Under the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                                TITLE                                  DATE
---------                                -----                                  ----
/S/ STUART M. ESSIG                      President, Chief Executive Officer     June 1, 2001
-----------------------------------
Stuart M. Essig, Ph.D                    and Director

/S/ GEORGE W. MCKINNEY, III              Executive Vice President, Chief        June 1, 2001
-----------------------------------
George W. McKinney, III, Ph.D            Operating Officer and Director

/S/ DAVID B. HOLTZ                       Senior Vice President, Finance and     June 1, 2001
-----------------------------------
David B. Holtz                           Treasurer

/S/ RICHARD E. CARUSO                    Chairman and Director                  June 1, 2001
-----------------------------------
Richard E. Caruso, Ph.D

/S/ JAMES M. SULLIVAN                    Director                               June 1, 2001
-----------------------------------
James M. Sullivan

/S/ KEITH BRADLEY                        Director                               June 1, 2001
-----------------------------------
Keith Bradley, Ph.D

/S/ NEAL MOSZKOWSKI                      Director                               June 1, 2001
-----------------------------------
Neal Moszkowski

                                  EXHIBIT INDEX



EXHIBIT
NUMBER   DESCRIPTION
------   -----------
12.1    Statement of the Calculation of Ratio of Earnings to Fixed Charges and Statement of the Calculation of Ratio of
        Earnings to Combined Fixed Charges and Preferred Stock Dividends.

21.1    Subsidiaries of the Company

23.2    Consent of PricewaterhouseCoopers LLP, independent accountants

24.1    Power of Attorney (included in signature page)